UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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HEXCEL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hexcel Corporation
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901-3238

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 6, 2010

        The Annual Meeting of Stockholders of Hexcel Corporation will be held in the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on May 6, 2010 at 10:30 a.m. for the following matters:

  1.
  To elect ten individuals (Joel S. Beckman, David E. Berges, Lynn Brubaker, Jeffrey C. Campbell, Sandra L. Derickson, W. Kim Foster, Jeffrey A. Graves, David C. Hill, David C. Hurley and David L. Pugh) to serve as directors until the next annual meeting of stockholders and until their successors are duly elected and qualified;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2010; and

  3.
  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        Stockholders of record at the close of business on March 15, 2010 will be entitled to vote at the meeting and any adjournments or postponements. A list of these stockholders will be available for inspection at the executive offices of Hexcel and will also be available for inspection at the annual meeting.

By order of the board of directors

Ira J. Krakower Senior Vice President, General Counsel and Secretary

Dated: March 24, 2010

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND COMPLETE THE
ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED
PRE-ADDRESSED, POSTAGE-PAID, RETURN ENVELOPE.

i

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Hexcel Corporation
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901-3238

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To be held on May 6, 2010

THE MEETING

        This proxy statement is furnished to the holders of Hexcel Corporation ("Hexcel" or the "company") common stock (the "Common Stock"), in connection with the solicitation of proxies on behalf of the Board of Directors of the company (the "board of directors" or the "board") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 6, 2010, or any adjournments or postponements thereof. This proxy statement and the accompanying proxy/voting instruction card are first being mailed to stockholders on or about March 24, 2010.

        Only stockholders of record at the close of business on March 15, 2010, will be eligible to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, 96,990,423 shares of Common Stock were issued and outstanding and such shares were held by 1,102 holders of record. The holders of 48,495,212 shares will constitute a quorum at the meeting.

        Each share of Common Stock entitles the holder thereof to one vote with respect to each matter that is subject to a vote at the Annual Meeting. All shares that are represented by effective proxies received by the company in time to be voted shall be voted at the Annual Meeting or any adjournments or postponements thereof. Where stockholders direct how their votes shall be cast, shares will be voted in accordance with such directions. If a stockholder returns a signed proxy and does not otherwise instruct how to vote on the proposals, then the shares represented by the proxy will be voted in favor of each of the director candidates nominated by the board, in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2010, and in the discretion of the proxy holders on any other matters that may come before the Annual Meeting or any adjournments or postponements thereof. Proxies submitted with abstentions will be included in determining whether or not a quorum is present.

        Pursuant to the rules of the New York Stock Exchange ("NYSE"), if you hold your shares in street name through a broker, your broker is not permitted to vote your shares on Proposal 1 (election of directors) unless you give your broker specific instructions as to how to vote. If you are a street name holder and do not provide instructions to your broker on Proposal 1, your shares that are voted on any other matter will count toward a quorum but your broker cannot vote your shares on Proposal 1 (a "broker non-vote"). Accordingly, a broker non-vote will not be counted as a vote on Proposal 1. However, if you obtain, sign and return a proxy card, it will be voted as you instruct on the card or, if you do not provide instructions, it may be voted in the proxy holder's discretion on any proposal including Proposal 1.

        We will pay all costs of preparing, assembling, printing and distributing the proxy materials. Management has retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut, 06902, to assist in soliciting proxies for a fee of approximately $7,000, plus reasonable out-of-pocket expenses. Our employees may solicit proxies on behalf of our board through the mail, in person, and by telecommunications. We will request that brokers and nominees who hold shares of common stock in their names furnish proxy solicitation materials to beneficial owners of the shares, and we will reimburse the brokers and nominees for reasonable expenses incurred by them.

Revoking a Proxy

        Any stockholder giving a proxy may revoke it at any time prior to the voting thereof by:

  •
  mailing a revocation to Mr. Ira J. Krakower, the Secretary of the company, at the above address with a later date than any previously completed proxy so long as it is received prior to the Annual Meeting;

  •
  submitting another properly completed proxy dated later than any previously completed proxy so long as it is received prior to the Annual Meeting;

  •
  by filing a written revocation at the Annual Meeting with Mr. Krakower, the Secretary of the company; or

  •
  by casting a ballot at the meeting.

        If you are an employee stockholder that holds shares through one of our benefit plans, you may revoke voting instructions given to the trustee for the applicable plan by following the instructions under "Employee Stockholder" in this proxy statement.

Matters of Business, Votes Needed and Recommendations of the Board of Directors

  Proposal 1—Election of Directors

        Each outstanding share of our stock is entitled to one vote for as many separate nominees as there are directors to be elected. There are ten directors to be elected. The board has nominated David E. Berges, Joel S. Beckman, Lynn Brubaker, Jeffrey C. Campbell, Sandra L. Derickson, W. Kim Foster, Jeffrey A. Graves, David C. Hill, David C. Hurley and David L. Pugh for election to board. Each of these ten nominees is currently a director of the company. A plurality of the votes cast in person or by proxy at the Annual Meeting and entitled to vote is required to elect each of the nominees for director. Under applicable NYSE rules, brokers are not permitted to vote shares held in street name for a beneficial owner without specific instructions from the beneficial owner. In the absence of such instructions, these "broker non-votes" will be disregarded and will have no effect on the outcome of the vote. Under applicable Delaware law, a proxy marked to withhold authority to vote on a proposal to elect directors will be disregarded and will have no effect on the outcome of the vote. The board of directors recommends that you vote FOR the election of each of the board's nominees for director.

  Proposal 2—Ratification of Independent Registered Public Accounting Firm

        Ratification of the appointment of PricewaterhouseCoopers LLP to audit the company's financial statements for 2010 requires the favorable vote of a majority of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting once a quorum is present. Abstentions will be counted and will have the same effect as a vote against the proposal. Under applicable NYSE rules, brokers are permitted to vote shares held in street name for a beneficial owner without specific instructions from the beneficial owner. The audit committee is responsible for appointing the company's independent registered public accounting firm. The audit committee is not bound by the outcome of this vote but will consider these voting results when selecting the company's independent auditor for 2010. The board of directors recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for 2010.

 How to Vote Your Shares

  Voting shares you hold through a nominee

        If you hold shares through someone else, such as a stockbroker, bank or nominee, you will receive material from that firm asking you for instructions on how your shares should be voted. You can complete that firm's voting instruction form and return it as requested by the firm. If the firm offers Internet or telephone voting, the voting form will contain instructions on how to vote using those voting methods.

  If You Plan to Attend the Meeting

        Please note that attendance will be limited to stockholders as of the record date. Admission will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. You may contact Morrow & Co., LLC at (800) 607-0088 to obtain directions to the site of the Annual Meeting. The doors to the meeting will open at 10:00 a.m. local time and the meeting will begin at 10:30 a.m. local time.

  Voting in person

        If you are a registered stockholder, you may vote your shares in person by ballot at the Annual Meeting.

        If you hold your shares in a stock brokerage account or through a bank or other nominee, you will not be able to vote in person at the Annual Meeting unless you have previously requested and obtained a "legal proxy" from your broker, bank or other nominee and present it at the Annual Meeting along with a properly completed ballot.

  Employee Stockholders

        If you hold shares through our employee stock purchase plan or our tax-deferred 401(k) savings plan, you will receive a separate voting instruction form to instruct the custodian or trustee for the applicable plan as to how to vote your shares. With respect to the 401(k) plan, all shares of Common Stock for which the trustee has not received timely instructions shall be voted by the trustee in the same proportion as the shares of Common Stock for which the trustee received timely instructions, except in the case where to do so would be inconsistent with the provisions of Title I of ERISA. With respect to our employee stock purchase plan, we have been advised by the custodian that all shares of Common Stock for which the custodian has not received timely instructions will not be present for quorum purposes and will not be voted.

Inspectors of Election

        At the Annual Meeting, American Stock Transfer & Trust Company will count the votes. Its officers or employees will serve as inspectors of election.

 ELECTION OF DIRECTORS

        At the 2010 annual meeting, ten directors will be elected to hold office until the 2011 annual meeting and until their successors are duly elected and qualified. All nominees identified in this proxy statement for election to the board are currently serving as directors of Hexcel.

        Shares represented by an executed and returned proxy card will be voted for the election of the ten nominees recommended by the board, unless the proxy is marked to withhold authority to vote. If any nominee for any reason is unable to serve, the shares of common stock represented by the proxy card may, at the board's discretion, be voted for an alternate person as the board may nominate. We are not aware of any nominee who will be unable to or will not serve as a director. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

        A plurality of the votes cast in person or by proxy at the Annual Meeting and entitled to vote is required to elect directors. Under applicable NYSE rules, brokers are not permitted to vote shares held in street name for a beneficial owner without specific instructions from the beneficial owner. In the absence of such instructions, these "broker non-votes" will be disregarded and will have no effect on the outcome of the vote.

Information Regarding the Directors

        All of our current directors have been nominated for re-election to the board. Set forth below is certain information concerning each of our current directors. There are no family relationships among any of our executive officers and any of the nominees.

Name	Age on March 15, 2010	Director Since	Position(s) With Hexcel
David E. Berges	60	2001	Chairman of the Board; Chief Executive Officer; Director
Joel S. Beckman	54	2003	Director
Lynn Brubaker	52	2005	Director
Jeffrey C. Campbell	49	2003	Director
Sandra L. Derickson	57	2002	Director
W. Kim Foster	61	2007	Director
Jeffrey A. Graves	48	2007	Director
David C. Hill	63	2008	Director
David C. Hurley	69	2005	Director
David L. Pugh	61	2006	Director

        DAVID E. BERGES has served as Chairman of the Board of Directors and Chief Executive Officer of Hexcel since July 2001, and was President of Hexcel from February 2002 to February 2007. Prior to joining Hexcel, Mr. Berges was President of the Automotive Products Group of Honeywell International Inc. from 1997 to July 2001 and Vice President and General Manager, Engine Systems and Accessories, at AlliedSignal Aerospace from 1994 to 1997. Previously Mr. Berges was President and Chief Operating Officer of Barnes Aerospace, a division of Barnes Group Inc. Mr. Berges spent the first fifteen years of his career in a variety of managerial and technical positions with the General Electric Company. Mr. Berges was a director of Dana Corporation from 2004 to January 2008.

        JOEL S. BECKMAN has been a director of Hexcel since March 2003, and is chair of the finance committee of Hexcel and a member of Hexcel's compensation committee. Mr. Beckman is a Managing Partner of Greenbriar Equity Group LLC, a private equity fund focused exclusively on making investments in transportation and transportation-related companies. Prior to founding Greenbriar in 2000, Mr. Beckman was a Managing Director and Partner of Goldman, Sachs & Co., which he joined in 1981. Mr. Beckman is a member of the board of directors of American Tire Distributors, Inc., Stag-Parkway, Inc., Grakon International, Inc. and Western Peterbilt, Inc., and is active in various civic organizations.

        LYNN BRUBAKER has been a director of Hexcel since December 2005, and is a member of the compensation committee and nominating and corporate governance committee of Hexcel. She retired after spending over 25 years in the aerospace industry in a variety of executive, operations, sales and marking and customer support roles. From 1999 until June 2005 she was Vice President/General Manager—Commercial Aerospace for Honeywell International, with her primary focus in that role being on business strategies and customer operations for Honeywell's global commercial markets. From 1997 to 1999, Ms. Brubaker was Vice President Americas for Honeywell, and from 1995 to 1997, prior to AlliedSignal's merger with Honeywell, she was Vice President, Marketing, Sales and Support Operations, for AlliedSignal. Prior to joining AlliedSignal, Ms. Brubaker held a variety of management positions with McDonnell Douglas, Republic (predecessor to Northwest Airlines), and Comair. Ms. Brubaker has been a director of FARO Technologies, Inc. since July 2009, and currently serves on the board of a variety of private companies and other business organizations.

        JEFFREY C. CAMPBELL has been a director of Hexcel since November 2003, and is chair of the audit committee of Hexcel. Mr. Campbell has served as Executive Vice President and Chief Financial Officer of McKesson Corporation, a leading healthcare services, information technology and distribution company, since January 2004. Mr. Campbell was Senior Vice President and Chief Financial Officer of AMR Corp, the parent company of American Airlines, from June 2002 to December 2003, served as a Vice President of American Airlines from 1998 to June 2002 and served in various management positions of American Airlines from 1990 to 1998.

        SANDRA L. DERICKSON has been a director of Hexcel since February 2002. Ms. Derickson is chair of the nominating and corporate governance committee and is a member of the compensation committee of Hexcel. Ms. Derickson retired from HSBC in February 2007. She held several management positions at HSBC from September 2000 to February 2007 including President and Chief Executive Officer, HSBC Bank USA; Vice Chairman, HSBC Finance; and Group Executive, HSBC Finance. During her tenure, she was responsible for private label credit cards, insurance services, taxpayer services, auto financing and some of the Group's mortgage businesses. From 1976 to 1999, Ms. Derickson held various management positions with General Electric Capital Corporation, the last of which was President of GE Capital Auto Financial Services. Ms. Derickson was also an officer of the General Electric Company.

        W. KIM FOSTER has been a director of Hexcel since May 2007, and is a member of the audit committee of Hexcel. Mr. Foster has served as Senior Vice President and Chief Financial Officer of FMC Corporation, a chemical manufacturer serving various agricultural, industrial and consumer markets, since 2001. Prior to serving in his current role, Mr. Foster held numerous other executive and management positions with FMC, including Vice President and General Manager—Agricultural Products Group from 1998 to 2001; Director, International, Agricultural Products Group from 1996-1998; General Manager, Airport Products and Systems Division, 1991-1996; and Program Director, Naval Gun Systems, FMC Defense Group, from 1989 to 1991. Mr. Foster was a director of JLG Industries, Inc. from January 2005 to December 2006.

        JEFFREY A. GRAVES has been a director of Hexcel since July 2007, and is a member of the finance committee and nominating and corporate governance committee of Hexcel. Dr. Graves has served as President and Chief Executive Officer of C&D Technologies, Inc., a producer of electrical power storage systems, since 2005. From 2001 to 2005 he was employed by Kemet Corporation as Chief Executive Officer (2003 to 2005); President and Chief Operating Officer (2002-2003); and Vice President of Technology and Engineering (2001-2002). From 1994 to 2001 Dr. Graves was employed by the General Electric Company, holding a variety of Management positions in GE's Power Systems Division from 1996 to 2001, and in the Corporate Research and Development Center from 1994 to 1996. Prior to General Electric, Dr. Graves was employed by Rockwell International and Howmet Corporation, now a part of Alcoa Corporation. Dr. Graves is also a member of the board of directors of C&D Technologies, Inc. and Teleflex, Inc., and served on the board of Technitrol, Inc. from January 2006 through May 2007.

        DAVID C. HILL has been a director of Hexcel since May 2008, and is a member of the audit committee and finance committee of Hexcel. Dr. Hill served as President and Chief Executive Officer of Sun Chemical Corporation, a producer of printing inks and pigments, from 2001 until his retirement in Dec 2007. During this time he was also a Supervisory Board member of Sun Chemical Group B.V. Prior to joining Sun Chemical Corporation in 2001, Dr. Hill spent four years at JM Huber Corporation as President of Engineered Materials. From 1980 to 1997, Dr. Hill served at AlliedSignal Inc., where he was President, Fibers from 1991 to1994, Chief Technology Officer, Engineered Materials from 1994 to 1995 and President, Specialty Chemicals through 1997. Dr. Hill began his career at Union Carbide Corporation in 1970, and has also been Director of Exploratory and New Ventures Research at Occidental Petroleum Corporation. He holds a Ph.D. in Materials Science and Engineering as well as an M.S. in Engineering and a B.S. in Materials Science and Engineering from Massachusetts Institute of Technology. Dr. Hill is a member of the board of directors of Symyx Technologies, Inc., and serves as a member of its compensation and governance committees.

        DAVID C. HURLEY has been a director of Hexcel since November 2005, and is a member of the audit committee of Hexcel. He is currently the Vice Chairman of PrivatAir, a corporate aviation services company based in Geneva, Switzerland, where he served as Chief Executive Officer from 2000 to February 2003. Prior to 2000, Mr. Hurley was the Chairman and Chief Executive Officer of Flight Services Group (FSG), a corporate aircraft management and sales company, which he founded in 1984 and was acquired by PrivatAir in 2000. Before founding FSG, Mr. Hurley served as Senior Vice President of Domestic and International Sales for Canadair Challenger. He currently serves on the boards of Genesee & Wyoming Inc., Applied Energetics, Inc., ExelTech Aerospace, Inc. and Aviation Partners Boeing, Inc., a joint venture of The Boeing Company and Aviation Partners, Inc. Hurley is also chairman of the Smithsonian Institution's National Air and Space Museum board, and serves on the board of a variety of private companies. Mr. Hurley served on the board of BE Aerospace, Inc. from 2003 through April 2007, and on the board of Genesis Lease Limited until February 2010.

        DAVID L. PUGH has been a director of Hexcel since July 2006, and is chair of the compensation committee of Hexcel. Mr. Pugh has served as the Chairman of Applied Industrial Technologies Inc., one of North America's leading industrial product distributors, since October 2000, and as Applied's Chief Executive Officer since January 2000. He was President of Applied from 1999 to October 2000. Prior to joining Applied, Mr. Pugh was senior vice president of Rockwell Automation and general manager of Rockwell's Industrial Control Group. Prior to joining Rockwell, Mr. Pugh held various sales, marketing and operations positions at Square D. Co. and Westinghouse Electric Corp. Mr. Pugh is a director of OM Group, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR

Independence of Directors

        The board affirmatively determined that each of our nominees, other than Mr. Berges, our Chairman and Chief Executive Officer, meets the director independence requirements of the listing standards of the NYSE. In making these determinations our board considered all relevant facts and circumstances including whether a director has a "material relationship" with Hexcel as contemplated by the NYSE listing standards. One non-employee director has a direct or indirect relationship with Hexcel other than as a director of Hexcel. Ms. Brubaker is a director of a private aerospace company that is a customer of Hexcel. In determining that Ms. Brubaker is independent, our board considered, among other things, the sales to the private aerospace company as a percentage of Hexcel's total sales, and that Ms. Brubaker has no significant direct or indirect pecuniary interest in the business relationship between Hexcel and the private aerospace company. Under applicable NYSE listing standards, Mr. Berges is not independent by virtue of his being employed by Hexcel.

Meetings and Standing Committees of the Board of Directors

  General

        During 2009 there were seven meetings of the board and 22 meetings in the aggregate of the four standing committees of the board. The board also acted twice by written consent. Each of the incumbent directors who served on the board and its committees during 2009 attended or participated in at least 75% of the aggregate number of board meetings and applicable committee meetings held during 2009. A director is expected to regularly attend and participate in meetings of the board and of committees on which the director serves, and to attend the annual meeting of stockholders.

        The board has established the following standing committees: audit committee; compensation committee; nominating and corporate governance committee; and, as of February 2009, finance committee. The board may establish other special or standing committees from time to time. Members of committees serve at the discretion of the board. Each of our four standing committees operates under a charter adopted by the board. The charter for each committee except the finance committee requires that all members be independent as required by NYSE listing standards. The charter of the finance committee prohibits the committee from taking any action that is required by NYSE rules to be taken by a committee composed entirely of independent directors, unless the finance committee is composed entirely of independent directors. Our board has also adopted a set of corporate governance guidelines. All committee charters and the corporate governance guidelines can be viewed on the investor relations section of our website, www.hexcel.com, under "corporate governance." You may obtain a copy of any of these documents, free of charge, by directing your request to Hexcel Corporation, Attention: Investor Relations Manager, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901, telephone (203) 352-6826.

  Audit Committee

        The audit committee assists the board's oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm's qualifications, independence and performance, and our internal audit function. During 2009 the audit committee held seven meetings. Additional information regarding the audit committee, including additional detail about the functions performed by the audit committee, is set forth in the Audit Committee Report included on page 64 of this proxy statement. The current members of the audit committee are Messrs. Campbell (chair), Foster, Hill and Hurley.

        NYSE listing standards require each member of the audit committee to be independent, as described above under "Independence of Directors." Members of the audit committee are also required to satisfy an additional SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Hexcel or any of its subsidiaries other than directors' compensation. NYSE listing standards also require that each member of the audit committee be financially literate and that at least one member of the committee have accounting or related financial management expertise. Finally, SEC rules require that we disclose whether our audit committee has an "audit committee financial expert," which generally means a person with an understanding of financial and accounting matters, including internal controls and audit committee functions, who has acquired this understanding through appropriate professional experience.

        Each member of our audit committee is independent under NYSE listing standards and satisfies the additional SEC independence requirement described above. All members of our audit committee meet the financial literacy requirements of the NYSE and at least one member has accounting or related financial management expertise as required by the NYSE. In addition, our board has determined that Jeffrey C. Campbell, who currently is Executive Vice President and Chief Financial Officer of McKesson Corporation, is an audit committee financial expert under SEC rules. In making this determination, the board considered, among other things, Mr. Campbell's extensive knowledge and experience with respect to the financial reporting process for public companies, including his former position as Senior Vice President and Chief Financial Officer of AMR Corp, the parent company of American Airlines, his experience as an auditor for a predecessor of Deloitte & Touche, and his formal education.

        The audit committee has adopted procedures for the receipt, retention and handling of concerns regarding accounting, internal accounting controls and auditing matters by employees, stockholders and other persons. Any person with such a concern should report it to the board as set forth under "Contacting the Board" on page 13. The audit committee has also adopted procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Employees should consult the Hexcel Code of Business Conduct for information on how to report any such concern.

        The audit committee has established policies and procedures for the pre-approval of all services provided by the independent registered public accounting firm. These policies and procedures are described on page 65 of this proxy statement.

  Nominating and Corporate Governance Committee

        The nominating and corporate governance committee regularly seeks input from the board regarding the skills and attributes it believes new nominees should possess in order to strengthen the board; identifies and recommends to the board individuals qualified to serve as directors and on committees of the board; advises the board with respect to board and committee procedures; develops and recommends to the board, and reviews periodically, our corporate governance principles; and oversees the evaluation of the board, the committees of the board and management. The committee has independent authority to select and retain any search firm to assist it in identifying qualified candidates for board membership, and has the sole authority to approve the search firm's fees and terms of engagement. The current members of the nominating and corporate governance committee are Ms. Derickson (chair), Ms. Brubaker and Mr. Graves, each of whom is independent under NYSE listing standards. During 2009 the nominating and corporate governance committee held four meetings.

        The nominating and corporate governance committee believes that each nominee for director should demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board's supervision and oversight of the business and affairs of Hexcel. The committee also considers the following when selecting candidates for recommendation to the board: broad business knowledge, experience, professional relationships, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest and such other factors that the committee considers appropriate, from time to time, in the context of the needs or stated requirements of the board.

        We do not have a formal policy with regard to consideration of diversity in identifying director nominees. However, both the charter of the nominating and corporate governance committee and our corporate governance guidelines list diversity as one of many attributes and criteria that the committee will consider when identifying and recruiting candidates to fill positions on the board. Our corporate governance guidelines also state that our board should generally have no fewer than ten directors to permit diversity of experience. The committee considers a broad range of diversity, including diversity with respect to experience, skill set, age, areas of expertise and professional background, as well as race, gender and national origin. Our informal policy regarding consideration of diversity is implemented through discussions among the committee members, and by the committee with our outside search firm and with senior management. The committee assesses the effectiveness of this policy through its annual self-evaluation, a report of which is delivered to the board. Every board candidate search undertaken by us in the last nine years has included diversity as a desired attribute for the candidate.

        All nominees for election to the board are currently serving as directors, and have served on our board for between two and eight years. In concluding that our current directors should continue to serve on our board, we considered the following attributes of our directors, which we have observed during the tenure of our directors' service: extensive familiarity with large-scale manufacturing operations; industry expertise and professional relationships; the ability to utilize extensive past experience in management, finance, technology and operations, and other areas, to address issues facing Hexcel on a consistent basis; collegiality and the ability to work together as a group; outstanding integrity and business judgment; and the ability to ask probing questions during board discussions and to carefully scrutinize significant business, financing and other proposals suggested by management. In addition to these factors and those mentioned in the preceding paragraph, we also considered the following in concluding that our current directors should continue to serve on our Board:

        Mr. Berges: prior to becoming CEO of Hexcel, had 30 years management and operations experience at GE, Barnes Group and Honeywell, including three years as President of the Automotive Group at Honeywell, a $2B business with over 10,000 employees

        Mr. Beckman: ten years experience as managing partner of, and a founder of, Greenbriar Equity Group, a private equity firm that invests exclusively in transportation (including aerospace) companies; 18 years experience at Goldman Sachs, where he founded the global transportation business group. In addition to Mr. Beckman's valuable contributions related to the transportation sector, his private equity exposure has made him a key contributor to refinancing discussions since joining the board.

        Ms. Brubaker: over 30 years experience in the commercial aerospace, defense and space industries, in a variety of executive, operations, sales, marketing, customer support and independent consultant roles. Ms. Brubaker's experience runs the gamut from operator, to airframer, to original equipment manufacturer, to aftermarket. Her ongoing aerospace industry involvement and relationships provide the board with additional customer feedback independent of management. Ms. Brubaker has used her expertise in sales and marketing management to assess, advise and mentor Hexcel sales management.

        Mr. Campbell: extensive experience in finance and accounting, including his current role as CFO of McKesson, a $100 billion healthcare services company; over ten years in executive and management positions in the aerospace industry (American Airlines). Mr. Campbell's financial acumen has made him a valuable audit committee contributor (Mr. Campbell is chair of our audit committee), and due to his experience as CFO of a major public company he has provided valuable expertise and guidance in areas such as compliance, risk management, financing, investor relations and systems solutions.

        Ms. Derickson: 30 years executive and global operating experience with HSBC and General Electric, including overseeing acquisitions, start-ups and restructurings. Ms. Derickson's long career with large international companies provides important "best practice" perspectives in such areas as manpower development, succession planning, organizational design and growth. Ms. Derickson was our first director added after we identified diversity as a desired attribute for directors. As chair of the nominating and corporate governance committee she has led the development of a better balanced board, and scheduled corporate governance training for all directors.

        Mr. Foster: over 30 years management, operations and finance experience with FMC Corporation, an NYSE-listed chemical manufacturer, including the last seven years as CFO as well as experience as a director of another public company. Mr. Foster has been a valuable member of the audit committee since joining the board. He provides critical expertise and advice in the finance and investor relations areas, and his background in chemical operations has proven valuable in connection with discussions of capital spending and global sourcing.

        Mr. Graves: eight years experience as a CEO of two NYSE-listed companies; significant global operations and R&D experience, including with GE; holds a PhD in Materials Science; extensive prior involvement in materials development and application processes for airframe and propulsion systems; significant experience as a director of other US public companies. In addition to the obvious value as an experienced CEO of two public companies, Mr. Graves was recruited to the board to help fill a critical need for additional technical expertise. Soon after joining the board, he conducted a full review of Hexcel's research and technology strategy and leadership, and reported back to the board with his findings and recommendations. He has extensive experience doing business in China and India, enabling him to provide valuable contributions to discussions related to Hexcel's Asia and Far East strategy, particularly with respect to industrial markets such as wind energy. Mr. Graves has provided valuable guidance regarding our R&D programs and organization as well as information technology projects based on his past experience with the implementation of Enterprise Resource Planning initiatives.

        Mr. Hill: over 40 years' management, operations and technology experience in large-scale chemicals and engineered materials organizations, including two years as CEO of Sun Chemical Corporation; extensive knowledge regarding the manufacture and use of carbon fiber; member of the National Association of Corporate Directors. Mr. Hill was selected to join the board at a time when Hexcel was embarking on a significant capital spending program to add carbon fiber capacity. The board felt a need for additional technical expertise, particularly related to large chemical-based fiber facilities. His extensive experience with the application of continuous improvement techniques to maximize capital efficiency has made him a key contributor to the board, particularly in connection with capital expansion, utilization and resources.

        Mr. Hurley: over 40 years in management, operations and finance in the aerospace industry, and extensive experience as a director of US public companies. Mr. Hurley's deep knowledge and strong relationships in the commercial and military aerospace industries has provided the board with critical insight related to major new programs, market trends, and customer perspectives. In addition, Mr. Hurley has provided management valuable introductions to customer contacts throughout the industry.

        Mr. Pugh: CEO of an NYSE-listed company for ten years; extensive operations and sales and marketing experience in large-scale manufacturing organizations; and extensive experience as a director of public companies. Mr. Pugh's expertise in factory control systems and equipment maintenance programs has provided valuable expertise to the board and to our operations management team. Mr. Pugh is chair of the compensation committee and brings important perspectives in the executive compensation area to both the compensation committee and the board, as a result of his varied experiences with other public boards.

        The committee will consider director candidates recommended by stockholders, as well as by other means such as our non-management directors, our chief executive officer, and other executive officers. In considering candidates submitted by stockholders, the committee will take into consideration the needs of the board and the qualifications of the candidate. To have a candidate considered by the committee, a stockholder must submit the recommendation in writing to our corporate secretary at the address listed below under "Contacting the Board" so that it is received at least 120 days prior to the anniversary date of our prior year's annual meeting of stockholders. The stockholder must supply the following information with his or her recommendation:

  •
  The name and record address of the stockholder and evidence of the stockholder's ownership of Hexcel stock, including the class and number of shares owned of record or beneficially (and including any other direct or indirect pecuniary or economic interest in Hexcel stock) and the length of time the interest in the shares have been held

  •
  The name, age, business address and residence address of the candidate, a listing of the candidate's qualifications to be a director, and the person's consent to be named as a director if selected by the committee and nominated by the board

  •
  Any information about the stockholder and the candidate which would be required to be disclosed in a proxy statement or other filing relating to the election of directors

  •
  A representation that the stockholder intends to appear in person at the annual meeting to nominate the candidate

  •
  Any material interest of the stockholder relating to the nomination of the candidate, including a description of all arrangements or understandings between the stockholder and the candidate

  •
  A description of all arrangements or understandings between the stockholder and any other person, naming such other person, relating to the recommendation of such candidate

        The committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the board may take into consideration the number of shares held by a recommending stockholder and the length of time that such shares have been held.

  Compensation Committee

        The compensation committee oversees, reviews and approves our compensation and benefit plans and programs and defines the goals of compensation policy. In this capacity, the compensation committee administers our incentive plans and makes grants of stock options and/or awards of restricted stock units or other equity based compensation to executive officers, other key employees, directors and consultants. The current members of the compensation committee are Mr. Pugh (chair), Mr. Beckman, Ms. Brubaker and Ms. Derickson, each of whom is independent under NYSE listing standards. During 2009 the compensation committee held eight meetings and acted once by written consent.

        Additional information regarding the compensation committee, including additional detail about the objectives, policies, processes and procedures of the compensation committee, is set forth in Compensation Discussion and Analysis on page 17 of this proxy statement.

Board Leadership Structure

        As stated in our Corporate Governance Guidelines, we do not require separation of the offices of the Chairman of the Board and Chief Executive Officer as the company has no other stated policy on this matter. The board believes that it is appropriate for Mr. Berges to hold both offices because we have in place sound counter-balancing mechanisms to ensure that we maintain the highest standards of corporate governance and effective accountability of the CEO to the board, including the following:

  •
  Each of the other nine directors on the board are independent

  •
  The board has named a presiding director, whose responsibilities are described in detail below

  •
  Mr. Berges' performance and compensation is reviewed, and Mr. Berges' compensation is set, by the compensation committee, with formal oversight by the independent directors as a group

  •
  The independent directors meet in regular executive sessions without management

  •
  The board provides oversight of succession planning for executive positions

        As noted above, our board has a presiding director. If the chairman of the board is independent, then the chairman will be the presiding director. If the chairman is not independent, as is the case with Mr. Berges, then the independent directors are required to designate an independent board member to serve as presiding director. The independent directors have designated Ms. Derickson to serve as presiding director. The responsibilities of our presiding director include the items listed below. Some of these responsibilities are performed by Ms. Derickson, at least in part, in her capacity as the Chair of the nominating and corporate governance committee.

  •
  Chairs meetings of the board in which there is a potential conflict of interest with the Chairman, and acts as a liaison between the other directors and the chairman on sensitive issues

  •
  Oversees the flow of information to the board

  •
  Determines the agenda for board meetings with input from management and other directors

  •
  Oversees the board's performance evaluations of the CEO and provides feedback directly to the CEO

  •
  Supervises the board and committee annual self-evaluation process

  •
  Chairs executive sessions of the board and meets with the CEO to discuss matters of board concern

  •
  Collaborates with the nominating and corporate governance committee in monitoring the composition and structure of the board and leads director recruitment efforts

        The independent directors are required under our corporate governance guidelines to meet in executive session, without management, a minimum of two times a year.

Risk Oversight

        The board is responsible for overseeing Hexcel's risk management. The board sets our risk management strategy and our risk appetite and ensures the implementation of our risk management framework. Specific board committees are responsible for overseeing specific types of risk. Our audit committee periodically reviews our insurance coverage, currency exchange and hedging policies, tax exposures and our processes to ensure compliance with laws and regulations including the Sarbanes-Oxley Act, and also reviews reports from complianceline, our anonymous hotline that employee can use to report suspected violations of our Code of Conduct. The audit committee also regularly meets in executive sessions with our director of internal audit and our independent registered public accounting firm, without management present, to discuss if there are areas of concern of which the board should be aware. The board, and when specific need arises, the finance committee, addresses significant financing matters such as our capital structure, credit facilities, equity and debt issuances, acquisitions and divestitures, and liquidity. Our compensation committee establishes compensation policies and programs that do not incentivize executives and employees to take on an inappropriate level of risk. Each of our board committees delivers a report to the board, at the next board meeting, regarding what transpired at any committee meetings that have taken place since the last board meeting.

        Our Corporate Controller meets periodically with our operations leadership teams to discuss and review the risks that exist in connection with our business. Management makes regular presentations to the board, no less than two times per year (and more frequently if circumstances warrant), regarding all types of material risks facing the company. At these meetings the board discusses and reviews these risks and determines what, if any, new actions should be taken to mitigate these risks.

 Contacting the Board

        Stockholders and other interested parties may contact the non-management members of the board or the presiding director by sending their concerns to: board, c/o Corporate Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901; facsimile number (203) 358-3972; e-mail address boardofdirectors@hexcel.com. The Corporate Secretary will review all communications and forward them to the presiding director. The Corporate Secretary may, however, filter out communications that do not relate to our business activities, operations or our public disclosures, but will maintain a record of these communications and make them available to the presiding director. Any communications received by the presiding director regarding concerns relating to accounting, internal accounting controls or auditing matters will be immediately brought to the attention of the audit committee and will be handled in accordance with the procedures established by the audit committee to address these matters.

Code of Business Conduct

        It is our policy that all of our officers, directors and employees worldwide conduct our business in an honest and ethical manner and in compliance with all applicable laws and regulations. Our board has adopted the Hexcel Code of Business Conduct in order to clarify, disseminate and enforce this policy. The Code applies to all of our officers, directors and employees worldwide, including our chief executive officer, chief financial officer and controller. The Code can be viewed on the investor relations section of our website, www.hexcel.com, under "corporate governance." In addition, you may obtain a free copy of the Code by directing your request to Hexcel Corporation, Attention: Investor Relations Manager, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901, telephone (203) 352-6826. Any amendment to the Code of Business Conduct (other than technical, administrative or non-substantive amendments), or any waiver of a provision of the Code that applies to Hexcel's Chief Executive Officer, Chief Financial Officer or Corporate Controller, will be promptly disclosed on the investor relations section of our website under "corporate governance."

EXECUTIVE OFFICERS

        Set forth below is certain information concerning each of our current executive officers. For additional information concerning Mr. Berges, see "Election of Directors—Information Regarding the Directors" on page 4.

Name	Age on March 15, 2009	Executive Officer Since	Position(s) With Hexcel
David E. Berges	60	2001	Chairman of the Board; Chief Executive Officer; Director
Nick L. Stanage	51	2009	President
Wayne C. Pensky	54	2007	Senior Vice President; Chief Financial Officer
Ira J. Krakower	69	1996	Senior Vice President; General Counsel; Secretary
Robert G. Hennemuth	54	2006	Senior Vice President, Human Resources
Andrea Domenichini	62	2007	Vice President, Operations
Kimberly A. Hendricks	46	2009	Vice President; Corporate Controller; Chief Accounting Officer
Michael J. MacIntyre	49	2003	Treasurer

        NICK L. STANAGE has served as President since November 2009. Prior to joining Hexcel, Mr. Stanage was President of the Heavy Vehicle Products group at Dana Holding Corporation from December 2005 to October 2009, and served as VP and GM of the Commercial Vehicle group at Dana from August 2005 to December 2005. Dana Holding Corporation and a number of its US subsidiaries filed for bankruptcy protection in March 2006, and emerged from bankruptcy in January 2008. From 1986 to 2005, Mr. Stanage held a variety of technical, marketing and management positions with Honeywell Inc. (formerly AlliedSignal Inc.), including VP and GM of the Engine Systems & Accessories business unit in the aerospace group from January 2005 to August 2005, and VP Integrated Supply Chain & Technology of the Consumer Products Group from 2003 to January 2005. Prior to joining AlliedSignal, Mr. Stanage worked as a design engineer for Clark Equipment Company.

        WAYNE C. PENSKY has served as Senior Vice President and Chief Financial Officer since April 2007. Prior to serving in his current role, Mr. Pensky served as Vice President, Finance and Controller of our Composites global business unit since 1998. From 1993 to 1998 Mr. Pensky was our Corporate Controller and Chief Accounting Officer. Prior to joining Hexcel in 1993, Mr. Pensky was a partner at Arthur Andersen & Co., where he had been employed since 1979.

        IRA J. KRAKOWER has served as Senior Vice President, General Counsel and Secretary of Hexcel since September 1996. Prior to joining Hexcel, Mr. Krakower served as Vice President and General Counsel to Uniroyal Chemical Corporation from 1986 to August 1996 and served on the board and as Secretary of Uniroyal Chemical Company, Inc. from 1989 to 1996.

        ROBERT G. HENNEMUTH has served as Senior Vice President, Human Resources since March 2006. Prior to joining Hexcel, Mr. Hennemuth served as Vice President—Human Resources of Jacuzzi Brands, Inc. from July 2003 to September 2005. Previously, he was employed by Honeywell International, formerly known as AlliedSignal Inc., where he served as Vice President of Human Resources & Communications for various businesses from December 1996 to June 2003, including Honeywell Consumer Products Group.

        ANDREA DOMENICHINI has served as Vice President, Operations of Hexcel since January 2007, and served as Vice President, Operations of the former Hexcel Composites business unit from November 2001 through December 2006. Mr. Domenichini served as Head of Hexcel's Matrix Systems Business from October 1997 through October 2001. Prior to joining Hexcel in 1996, Mr. Domenichini held various managerial positions with Hercules Incorporated from 1973 to May 1996, the latest being Managing Director of Hercules Aerospace Spain.

        KIMBERLY A. HENDRICKS has served as Vice President, Corporate Controller and Chief Accounting Officer since September, 2009. Ms. Hendricks served as Vice President and Corporate Controller of International Flavors and Fragrances Inc. from July 2007 until July 2009, and as Vice President, Finance, of JLG Industries, Inc. from January 2006 through February 2007. From 1999 to 2006, Ms. Hendricks held various positions with Bristol-Myers Squibb Company, the last being Vice President, Finance from 2003 to 2006.

        MICHAEL J. MACINTYRE has served as Hexcel's Treasurer since December 2002 and was Assistant Treasurer from October 2000 to December 2002. Prior to joining Hexcel, Mr. MacIntyre served as Assistant Treasurer of Hitachi America Capital, Ltd, a US financing subsidiary of Hitachi America, Ltd, a sales and manufacturing company serving the US electronics markets, from 1998 to 2000, and held various treasury management positions with Hitachi America, Ltd. from 1988 to 1998.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Beneficially Owned by Principal Stockholders

        The following table sets forth certain information as of February 28, 2010 with respect to the ownership by any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) known to us to be the beneficial owner of more than five percent of the issued and outstanding shares of Hexcel common stock:

Name and Address	Number of Shares of Common Stock(1)	Percent of Common Stock(1)
Lord, Abbett & Co. LLC(2)	9,706,084	10.0%
90 Hudson Street
Jersey City, NJ 07302
Earnest Partners LLC(3)	6,658,273	6.9%
1180 Peachtree Street NE, Suite 2300
Atlanta, GA 30309
Ingalls & Snyder LLC(4)	5,480,503	5.7%
61 Broadway
New York, NY 10006
BlackRock Inc.(5)	5,124,804	5.3%
40 East 52nd Street
New York, NY 10022
AXA Financial, Inc.(6)	5,037,754	5.2%
1290 Avenue of the Americas
New York, NY 10104

(1)
"Number of Shares" is based on information contained in a Statement on Schedule 13D, 13D/A, 13G or 13G/A filed with the SEC as indicated in footnotes (2) through (6) below. The "Percent of Common Stock" is based on such number of shares and on 96,979,537 shares of common stock issued and outstanding as of February 28, 2010.

(2)
Based on information contained in a Statement on Schedule 13G/A filed with the SEC on February 13, 2010.

(3)
Based on information contained in a Statement on Schedule 13G/A filed with the SEC on February 13, 2010.

(4)
Based on information contained in a Statement on Schedule 13 G/A filed with the SEC on January 8, 2010.

(5)
Based on information contained in a Statement on Schedule 13G filed with the SEC on January 29, 2010. This Schedule 13G was also filed on behalf of the following entities: BlackRock Asset Management Japan Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Australia Limited; BlackRock Investment Management, LLC; and BlackRock International Ltd.

(6)
Based on information contained in a Statement on Schedule 13G filed with the SEC on February 13, 2010. This Schedule 13G was also filed on behalf of the following entities: AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle; AXA; AXA Framlington; AllianceBernstein L.P.; and AXA Equitable Life Insurance Company.

 Stock Beneficially Owned by Directors and Officers

        The following table contains information regarding the beneficial ownership of shares of Hexcel common stock as of February 28, 2010 by our current directors and the executive officers listed in the Summary Compensation Table below, and by all directors and executive officers as a group. The information for the "Number of Shares" was supplied to us by the persons listed in the table.

Name	Number of Shares of Common Stock(1)		Percent of Common Stock(2)(3)
David E. Berges	1,896,356	(4)	1.9%
Joel S. Beckman	14,844	(5)	*
Lynn Brubaker	16,925		*
Jeffrey C. Campbell	24,844		*
Sandra L. Derickson	66,965		*
W. Kim Foster	9,700		*
Jeffrey A. Graves	9,580		*
David Hill	7,502		*
David C. Hurley	14,512		*
David L. Pugh	10,590		*
Nick L. Stanage(6)	0		*
Wayne C. Pensky	173,472	(7)	*
Ira J. Krakower	411,484		*
Robert G. Hennemuth	99,255		*
Doron D. Grosman(6)	12,788
All executive officers and directors as a group (18 persons)	2,827,997		2.9%

(1)
Includes shares underlying stock-based awards that either were vested as of February 28, 2010, will vest within sixty days of this date or would vest upon retirement of the individual. These shares are beneficially owned as follows: Mr. Berges 1,483,997; Mr. Beckman 13,341; Ms. Brubaker 7,502; Mr. Campbell 24,844; Ms. Derickson 35,008; Mr. Foster 9,700; Mr. Graves 9,580; Mr. Hill 7,502; Mr. Hurley 14,512; Mr. Pugh 5,590; Mr. Stanage 0; Mr. Pensky 119,588; Mr. Krakower 292,061; Mr. Hennemuth 63,764; Mr. Grosman 0; and all executive officers and directors as a group 2,141,717. None of our directors or named executive officers has pledged any of our common stock as security.

(2)
Based on 96,979,537 shares of common stock issued and outstanding as of February 28, 2010. As required by SEC rules, for each individual person listed in the chart the percentage is calculated assuming that the shares listed in footnote (1) above for such person are outstanding, but that none of the other shares referred to in footnote (1) above are outstanding. In particular, shares underlying stock-based awards are deemed outstanding to the extent they are vested as of February 28, 2010 or will vest within sixty days of this date, or would vest upon retirement of the individual.

(3)
An asterisk represents beneficial ownership of less than 1%.

(4)
Includes 62,839 shares held by the Berges Family Trust and 95,000 shares held by the Berges 2009 Grantor Retained Annuity Trust I. Mr. Berges has investment and voting control over such shares. Also includes 500 shares held by Mr. Berges' spouse.

(5)
Includes 1,590 shares underlying stock-based awards granted to Mr. Beckman that are held for the benefit of Greenbriar Equity Group LLC. Mr. Beckman disclaims beneficial ownership of these shares.

(6)
Effective August 7, 2009, Doron Grosman's employment as President of Hexcel ended. Mr. Stanage became President of Hexcel effective November 9, 2009.

(7)
Includes 992 shares held in a joint account with Mr. Pensky's son over which Mr. Pensky has shared investment power and with respect to which Mr. Pensky's son has sole voting power.

COMPENSATION DISCUSSION AND ANALYSIS

        This section describes and analyzes the material elements of 2009 compensation for our executive officers identified in the Summary Compensation Table on page 41. We refer to these individuals as the named executive officers, or "NEOs." The compensation committee of the board of directors is responsible for determining the compensation and benefits of the NEOs, including salary, incentives, equity grants, benefits, perquisites, and other agreements and arrangements that have a compensation component. The committee's approval of the compensation of our CEO is subject to ratification by our independent directors.

Compensation Objectives and Policies

        The committee strives to establish a compensation and benefits program that will enable us to attract, retain and motivate a high caliber of executive talent. The principal guidelines we follow in establishing this program are:

  •
  Our compensation should be competitive in the marketplace in which we compete for talent. We strive to provide total compensation between the median and 75th percentile of compensation for executives in a group of companies in similar or related industries, taking into account the sizes of the companies, which we define as a "comparator group" of peer companies.

  •
  Compensation should reflect the level of job responsibility and be related to individual and company performance. Since the performance of our NEOs greatly impacts our results, a significant portion of their compensation should be variable and based on performance.

  •
  Although our programs tie total compensation to individual and company performance, the twin objectives of pay-for-performance and retention of executive talent must be balanced. We believe competition for executive talent is vigorous, particularly in the advanced materials, commercial aerospace and defense industries. Our compensation programs should ensure that successful, high-achieving executives will remain motivated and committed to us even during periods of downturns and the resulting temporary impact on the performance of our business.

  •
  Our compensation program should encourage long-term focus while recognizing the importance of short-term performance. Executives at the highest level should have an appropriate portion of their compensation dependent upon our long-term performance.

  •
  We establish specific programs where we feel it necessary to remain competitive such as by providing benefits upon retirement or upon other separation from service.

  •
  We regularly track changes in competitive executive pay levels and practices and closely monitor potential regulatory changes and policy guidelines developed by governance groups pertaining to executive compensation. Any changes will be carefully considered in the context of our business and talent needs in planning for our ongoing executive compensation programs.

  •
  Our compensation programs are forward-looking. We do not determine current compensation on the basis of prior compensation or gains realized from equity awards. Our compensation-setting processes do, however, include a review of compensation history. We believe it is important to annually review total compensation through the use of tally sheets which include projected payments under existing compensation programs as well as under various termination scenarios such as retirement, involuntary termination and upon a change in control.

  •
  We align executive and shareholder interests by requiring executives to own our stock.

  •
  We review our compensation programs to ensure they do not encourage excessive risk taking. We structure our pay to consist of both fixed and variable elements. Our stock option awards vest over three years and are only valuable if our stock price increases over time. We cap our bonus payout at two times the target amount. We use an appropriate mix of short and long term performance metrics and personal objectives in formulating our MICP and PSA payout schemes.

  •
  We do not provide our CEO or President with executive perquisites and provide limited executive perquisites to other named executive officers.

  •
  Our board of directors, which is independent other than for our CEO, has adopted and implements appropriate corporate governance practices, including oversight of enterprise risk management

  •
  We have adopted a policy regarding executive misconduct, which provides for the "clawback" of performance-based or incentive compensation in the event an executive's misconduct results in the inaccurate reporting of our financial results

        The global economic and credit crisis that became evident in late 2008 continues to present many challenges including finding appropriate ways to maintain our compensation philosophy in the face of severe production cutbacks by our largest customers which have put intense pressure on our performance. As a result of having invested heavily in carbon fiber capacity expansion but without the expected near term earnings returns, we did not achieve the threshold performance level of return on net capital employed ("RONCE") for our performance share award ("PSA") program for the two-year performance period 2008–2009, which was established in January 2008 amidst a period of major capital expansion and before the economic crisis became apparent. As a result, no award shares were issued under this program. In addition, many of our outstanding stock options are underwater. The committee did not consider lowering the 2008-2009 RONCE target or re-pricing underwater options. Although this crisis will continue to impact short term results, we believe that our long-term strategy is sound and that its success depends on retaining the support of knowledgeable employees who remain motivated by long term rewards aligned with shareholder interests. The committee will continue to be forward-looking in establishing compensation programs that reward the achievement of company goals without taking imprudent risks. We do not believe that our compensation programs are structured to reward inappropriate risk-taking for several reasons:

  •
  we use a variety of incentive performance measures, such as EBIT, net income, cash flow and RONCE, which discourages management from focusing solely on a single financial, operational or corporate goal for reward

  •
  a large portion of compensation is delivered to executives in the form of equity awards which generally vest over a three-year period, and tend to focus our executives on long-term success rather than short-term results

  •
  we agree to, and review, non-financial strategic personal objectives for our NEOs, and factor performance as measured against these objectives into our pay decisions

  •
  we have adopted stock ownership guidelines, which serve to align the interests of our NEOs with those of our shareholders, and encourage focus on long term performance

  •
  we employ foreign exchange hedging strategies and interest rate swaps, but we do so only to the extent tied to actual sales and manufacturing activity and outstanding debt, and not for speculative purposes

  •
  we engage independent compensation consultants to guide us in making compensation decisions

  •
  our board of directors, which is independent other than for our CEO, has adopted and implements appropriate corporate governance practices, including oversight of enterprise risk management

        The global economic and credit crisis apparent in 2008 influenced our choice of incentive performance measures in 2009. For our 2009 annual cash bonus program (Management Incentive

Compensation Plan, or "MICP"), we chose cash flow as one of the performance measures (weighted 50%), along with adjusted EBIT (weighted 25%) and adjusted net income (weighted 25%). This reflected our belief that in uncertain economic times and in an environment of tightening credit, the generation of cash should be a principal financial goal to underpin corporate sustainability. We also received significant feedback from the investment community indicating that, in these uncertain economic times, cash flow is a major concern. The same MICP design was retained for 2010, as a full recovery to prior business conditions in our primary markets is not expected to occur by the end of 2010. In addition, this combination of different performance measures results in management focusing on both cash and earnings. In a challenging environment these two performance measures tend to move in opposite directions and act as a natural hedge against large swings in market dynamics.

        We also changed our PSA program in 2009, in that we established a three-year performance period (2009–2011) to align with our medium term business plan, while providing an opportunity to earn awards in each of the performance years under an alternate measure since the financial crises made it difficult to objectively set a cumulative three year RONCE goal on which any award would depend. This is described in detail on page 31. We retained the same PSA design for the three-year performance period 2010–2012.

The Compensation Committee's Processes

        The committee operates under a written charter approved by the board and reviewed by the committee annually. The charter provides that the committee is accountable for overseeing, reviewing and approving our compensation and benefit plans and programs and for defining the goals of compensation policy. The committee reviews and approves the compensation of the NEOs on an annual basis, including incentives and equity grants. The committee also reviews annually the benefit plans applicable to all of our employees, including the NEOs.

        The committee has established a number of procedures to assist it in aligning our executive compensation program to meet its objectives:

        Compensation Consultant.    The committee selected and retains an independent compensation consultant, Semler Brossy Consulting Group, LLC ("Semler Brossy"), to assist it in establishing and reviewing executive compensation. Semler Brossy is engaged by and reports directly to the compensation committee. The committee has the sole authority to approve the consultant's fees and the other terms of engagement.

        The committee instructs the consultant to provide advice and recommendations to best serve the company, with the objective of creating long-term value for shareholders. The committee instructs the consultant to periodically inform the committee of compensation-related developments that may influence the committee's decision-making processes. The consultant also is expected to communicate regularly with management to understand the company's business environment, talent needs, and compensation considerations (from the perspective of both the committee and management). Prior to committee meetings, the consultant confers with the committee chair regarding the matters to be discussed at the meeting, and confers with management on management presentations to the committee. In the event the consultant disagrees with the appropriateness of a proposal of management, the consultant informs the committee and reviews the areas of disagreement. The consultant has not performed, and does not currently perform, work for management outside the scope of the engagement by the committee. If management requests additional work, the consultant must first obtain the approval of the chair of the committee.

        With the consent of the committee our CEO confers with the consultant when developing compensation recommendations for the other NEOs. On behalf of the committee, senior management periodically confers with the consultant on our executive compensation programs and may request the consultant's views regarding modifying or adopting new programs or preparing offers of employment to senior executives. The consultant advises the committee regarding competitive compensation practices of our comparator group of companies, as well as general industry survey data obtained from other compensation resources which encompasses a broader and larger group of companies.

        Benchmarking.    Each year the committee specifically reviews performance and authorizes the salaries, incentives and equity grants for the NEOs. In making these determinations the committee considers prevailing compensation practices of the comparator group as well as general industry survey data. The comparator group is comprised of companies which have attributes that, when viewed as a whole, represent a reasonable comparison to us in a number of relevant respects. In particular, the following criteria are considered in selecting our comparator group:

  •
  Industry, such as aerospace, defense and specialty chemicals

  •
  Business complexity and international presence

  •
  Companies with whom we compete for investor capital

  •
  Company characteristics such as revenues, numbers of employees, market capitalization and geographic location

The comparator group is selected by the committee based on recommendations by our consultant with input from management on the relevance of potential peer companies to our company. The peer companies are reviewed annually for an assessment of their continued relevance to the company. In 2008 the committee requested, and its former compensation consultant provided, a review and analysis of the comparator group used for determining 2009 compensation, so that the committee could consider whether any companies should be added or deleted from the group. The committee decided to remove Rockwell Collins and to add Arch Chemicals and Teledyne Technologies. This decision was based on the relevance, or lack thereof, of these companies to our business operations after our restructuring, which included the sale of our electronics, ballistics and general industrial business in 2007 followed by the consolidation of our three prior business units.

        The comparator group companies considered by the committee in determining NEO compensation for 2009 were:

A. Schulman, Inc.	Cabot Corporation	H.B. Fuller Company
AAR Corp.	Crane Co.	Kaman Corporation
Alliant Techsystems Inc.	Cytec Industries Inc.	PerkinElmer, Inc.
Arch Chemicals Inc.	Esterline Technologies Corp.	Precision Castparts Corp.
Barnes Group Inc.	FMC Corporation	Teledyne Technologies Inc.
BE Aerospace, Inc.	Goodrich Corporation

        In establishing appropriate compensation opportunities for NEOs, the committee considers a variety of factors, such as, but not limited to, depth of experience, tenure in position, past performance, internal equity, retention risks, and external benchmarks. We benchmark total pay as well as various components against the comparator group. We target between the median and 75th percentile of the comparator group, taking into account the sizes of the companies. Actual total target pay for each individual NEO falls within the targeted range after adjusting for company size, except for the General Counsel who is positioned slightly above the 75th percentile due to his long tenure with the company and exceptional performance. Several NEOs (including the General Counsel) would fall below the comparator group median if we did not consider the sizes of the companies.

        In late 2008, the committee reviewed available comparator group executive compensation data obtained by Semler Brossy as well as what the data would look like if it were adjusted to account for differences in company size. The committee also reviewed the Towers Perrin General Industry Executive Database, a large, multiple-industry compensation survey. This market survey was not prepared specifically for us, and included hundreds of companies in various industries, including aerospace, chemicals, automotive and defense. The committee considered the comparator group data as most relevant and the Towers Perrin data as a reasonable check to provide assurance that the company's compensation practices are similar to those in a broader industry index of companies. We do not benchmark against the Towers Perrin data.

        Use of Company Performance in our Compensation Programs.    We provide the opportunity for both cash and stock incentives based on achievement of individual and company performance measures. Annual cash awards are available under the MICP. PSAs are granted under our 2003 Incentive Stock Plan ("ISP"). PSAs granted in 2008 established a cumulative two-year performance cycle for earning share awards, followed by a one-year service retention period for vesting in the shares. PSAs granted in 2009 are based on both a three-year performance cycle and three one-year performance cycles, as described on page 31. The committee, in consultation with the consultant and senior management, adopts performance measures for earning awards and determines the relationship between achievement of performance and the size of award payable at threshold, target and maximum levels of performance. This resulting plan design reflects the committee's views on the achievability of the performance measures based on the business plan reviewed by the board. The committee believes that consultation with management is important to understanding the relevance of the performance measures, and the specific performance goals, to our overall business objectives in the performance period.

        Use of Individual Performance in our Compensation Programs.    At the beginning of each year we establish individual performance objectives for the CEO for the year and we evaluate the CEO's performance against the objectives for the preceding year. We base the CEO's MICP award opportunity solely on company performance. However, we consider achievement of his individual objectives in deciding whether to exercise negative discretion to reduce his MICP award and in setting his target compensation for the subsequent year. At least twice annually the full board of directors reviews the CEO's performance and the Presiding Director then discusses the board's assessment with the CEO. This assessment includes a review of overall performance of the company, the degree to which strategic objectives were met, leadership accomplishments and other factors deemed relevant to the CEO's performance. Our compensation committee charter requires that all decisions regarding CEO compensation be ratified by our independent directors. The CEO has no role in setting his own compensation.

        Mr. Berges' employment agreement is evergreen for additional one-year periods unless notice is given by us or Mr. Berges of an intention not to extend for an additional year. Each year, prior to the automatic renewal of the agreement, the board affirmatively considers whether or not to extend the term of his employment for an additional year based on an assessment of his performance. In 2009, the board extended Mr. Berges' employment agreement at least to its current expiration date in July 2011.

        At the beginning of each year, the CEO establishes individual performance objectives for the other NEOs and evaluates their attainment of the prior year's objectives and their level of performance as part of an annual performance review. MICP award opportunities for the other NEOs are based 100% on company performance, subject to the committee's authority to exercise negative discretion to reduce an NEO's MICP award. The committee, however, receives the CEO's assessment of each NEO's overall performance (generally and based on attainment of the prior year's individual performance objectives), criticality to business strategy, career potential and retention risk. The CEO makes compensation recommendations for each NEO, including setting compensation for the next year as well as whether to exercise negative discretion regarding the MICP award for the year that just ended, based on various considerations, including these factors. These recommendations are reviewed by Semler Brossy, who advises the committee on the reasonableness of the recommendations relative to competitive norms. While the committee gives appropriate weight to benchmarking data and the CEO's recommendations, the committee also exercises its judgment based on the committee's assessment of the performance of the other NEOs.

        Total Compensation Review.    As part of the committee's review of the annual target compensation of the NEOs, the committee reviews "tally sheets" for each of the NEOs which reflect other forms of compensation such as deferred compensation, retirement benefits, severance payments and perquisites under various scenarios including termination of employment for death or disability, or by us with or without "cause," or by the executive with or without "good reason," and termination benefits resulting from a change of control (see pages 55–61 for a complete description of benefits and enhancements upon termination). The tally sheets also reflect realized and unrealized amounts from awards of equity incentives.

        Consistent with the committee's views that an executive's compensation should reflect individual and company performance and reflect competitive practices, the compensation previously earned by the NEOs, including realized and unrealized gains under equity grants, is not a determinant in setting compensation for subsequent years. However, the committee does utilize the tally sheet data to understand the impact that compensation actions under consideration could have on future payments on retirement, termination and change in control scenarios. With the assistance of the committee's consultant, the committee also uses the tally sheets to provide assurance that our compensation programs and payments upon termination under various scenarios are reasonable and in line with industry practices.

Components of Executive Compensation for 2009

        For 2009, executive compensation consisted of four primary components—salary, cash incentive bonus, equity awards and a benefits package. The following chart shows the total direct target compensation of the NEOs in 2009, which includes salary, target cash bonus under the MICP, and the grant date value of equity awards. The value of an equity award is determined in the same manner used to determine the values appearing in the last column of the grant of plan-based awards table on page 44. The percentages shown reflect the percentage of total direct target compensation represented by each compensation component for each NEO.

NEO	Salary	Percentage	Target Cash Bonus	Percentage	Grant Date Value of 2009 Equity Awards	Percentage
Berges	$905,013	22%	$905,013	22%	$2,307,782	56%
Stanage	$535,000	28%	$401,250	21%	$1,070,000	52%
Pensky	$368,550	31%	$239,558	20%	$589,680	49%
Krakower	$341,219	33%	$221,792	21%	$477,706	46%
Hennemuth	$320,436	35%	$176,240	19%	$416,567	46%
Grosman	$535,000	27%	$401,250	20%	$1,000,000	53%

        With respect to each of Mr. Stanage and Mr. Grosman, the executive's salary, cash bonus and equity award was determined as part of a negotiation of the executive's entire compensation package when the executive was hired in 2009. As discussed on pages 45–46, we entered into an executive severance agreement with Mr. Grosman, and an employment and severance agreement with Mr. Stanage, upon each such executive commencing employment with us. We were advised by Semler Brossy in our negotiations with the executive as to competitive positioning, internal equity considerations, and as to the salary, bonus, equity awards and benefits provided for in the agreements with Messrs. Stanage and Grosman.

        Each of these compensation components is described in detail below.

        Salary.    Mr. Berges' salary was increased from $875,000 in 2008 to $905,013 in 2009, an increase of 3.4%. In January 2009, the CEO presented the committee his recommendations regarding salary increases for our other NEOs. The committee approved salary increases for the other NEOs as follows: Mr. Pensky, 5%; Mr. Krakower, 3.5%; Mr. Hennemuth, 3.2%. Mr. Stanage began employment with us on November 9, 2009, and Mr. Grosman was employed by us from February 23, 2009 through August 7, 2009. The salaries and target cash bonuses for Messrs. Stanage and Grosman appearing in the above chart reflect annualized values.

  Analysis

        The committee sets salaries for NEOs using the comparative data described above under "Benchmarking" as a guide and targets between the median and 75th percentile of the comparator group, taking into account size, but is also influenced by other factors. These include job responsibilities, internal equity among the NEOs, individual performance, retention risk, and experience. In particular, the committee considered the following 2008 accomplishments of the NEOs in approving their 2009 compensation packages, including salary increases (with no particular weighting assigned to any individual factor):

  •
  Mr. Berges: development of long-term business and capacity strategies for aerospace and wind energy markets; achievement of financial results; penetration into new aircraft programs with long-term growth prospects; organizational development; and improved governance and investor relations.

  •
  Mr. Pensky: development of accounting, finance and tax staff which has resulted in significant improvement in the timeliness of financial reporting while achieving no significant deficiencies with respect to internal controls; implementation of various tax strategies which resulted, and will continue to result, in substantial tax savings and benefits; increased contact and visibility with analysts and investors.

  •
  Mr. Krakower: implementation of compliance programs; response to tax-driven matters; successful defense of litigation; overall management of legal matters; significant commercial contract negotiations with major customers; and support of board processes.

  •
  Mr. Hennemuth: successful advancement of succession planning; recruitment of individuals to fill key executive and operational positions; launching new HR systems and processes; and the improvement of management and organizational development practices.

        Cash Incentive Bonuses.    We maintain the MICP, a shareholder-approved plan, to provide for an annual cash bonus opportunity to select key employees including the NEOs. The MICP aligns employees' incentives with our financial goals for the current year. The bonuses paid for 2009 appear in the Summary Compensation Table under the "Non-equity Incentive Plan Compensation" column. Under the plan, competitively-based bonus target amounts, expressed as a percentage of salary, are established for participants at the beginning of each year by the committee. Bonus awards paid in respect of 2009 for the NEOs were determined exclusively based on the degree of attainment of predetermined objective financial performance measures. The MICP provides for "qualified awards," which are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, and for "non-qualified" awards that are not qualified under Section 162(m). At the end of the performance period, the committee has discretion to adjust a qualified award downward, but not upward, from the objectively determined level of attainment of the performance measure. Non-qualified awards can be adjusted upward or downward. The MICP gives the committee the authority to make appropriate adjustments in all awards to reflect the impact of unusual, non-recurring or extraordinary income or expense not reflected in the performance measures at the time they are set, however no such adjustments were made in 2008 or 2009. The following describes the setting of awards for 2009:

        Bonus Targets.    Bonus targets for 2009 were as follows, based on a percentage of salary:

Name	Target MICP bonus opportunity expressed as a percentage of salary
David E. Berges	100%
Nick L. Stanage	75%
Wayne C. Pensky	65%
Ira J. Krakower	65%
Robert G. Hennemuth	55%
Doron D. Grosman	75%

  Analysis

        Mr. Berges' employment contract provides him with an annual target bonus opportunity of at least 100% of his salary, with a maximum opportunity equal to 200% of salary. In approving these percentages for our CEO, the committee concluded that these award opportunities were competitive with the CEO's peers in the comparator group. For each of the other NEOs, the committee considered some or all of the following factors: competitive data in relation to the comparator group, the accomplishments of each NEO in 2008, internal equity among the NEOs based on the CEO's assessment of performance and the importance of each NEO's position to our strategic goals, and tenure in position. The committee did not increase target MICP percentages from 2008 to 2009.

        Company Performance Measures.    In December 2008 the committee established company performance measures for all participants in the MICP including our NEOs (there were 165 participants overall). The measures were free cash flow, measured from September 30, 2008 to December 31, 2009 (weighted 50%), adjusted EBIT (weighted 25%) and adjusted net income (weighted 25%), as discussed below. The fifteen-month period for cash flow was selected in order to eliminate variance that can result from severe fluctuations in the use or conservation of cash at the end of one year and at the beginning of the next year. The mix of performance measures represented a change from 2008, in which the performance measures were adjusted EBIT (weighted 75%) and adjusted net income (weighted 25%). Under the 2009 plan, the maximum payout for each performance sub-measure was 250% of the weighted target award for that performance measure, but in no case could an NEO's total consolidated award exceed 200% of the total target amount.

        "Free cash flow" means cash provided by operating activities of continuing operations less capital expenditures from the consolidated statement of cash flows.

        "Adjusted EBIT" means operating income plus the sum of business consolidation and restructuring expense and other expenses (income).

        "Adjusted net income" means income from continuing operations plus the sum of the after tax impact of gains or losses on the sale of interests in joint ventures, other non-operating expenses (income) and other expenses (income).

        Under the MICP, the committee has the authority to make appropriate adjustments in performance goals to reflect the impact of income or expenses related to unusual, non-recurring or extraordinary events that were not reflected in the goals at the time they are set. Common examples include acquisitions and dispositions, equity or debt financings, and restructurings. There were no such adjustments made in 2008 or 2009.

        The following chart indicates the portion of an award, as a percentage of target award, at attained levels of free cash flow. Payout at target award level required a free cash flow of zero. No award is payable based on the free cash flow sub-measure if the level attained is below the threshold amount of negative $40.0 million.

2009 MICP Payout Schedule—Portion Based on Free Cash Flow

        The following chart indicates the portion of an award, as a percentage of target award, at attained levels of adjusted EBIT. Nothing is paid based on adjusted EBIT if the level attained is below the threshold amount of $108.9 million.

2009 MICP Payout Schedule—Portion Based on Adjusted EBIT

        The following chart indicates the portion of an award, as a percentage of target award, at attained levels of adjusted net income. Nothing is paid based on adjusted net income if the level attained is below the threshold amount of $57.1 million.

2009 MICP Payout Schedule—Portion Based on Adjusted Net Income

  Analysis

        The committee adopted free cash flow as a performance measure for 2009, reflecting our belief that in uncertain economic times in which our principal markets are suffering a downturn, improved cash flow should become a principal financial goal. The committee retained adjusted EBIT and adjusted net income as additional performance measures for 2009 as we wanted to maximize our earnings, but increasingly our investors were concerned about cash flow, in particular because we had negative cash flow of over $78 million dollars in the prior year. While the market outlook and thus earnings potential was difficult to predict in early 2009, cash flow was deemed a target that could be achieved through management focus and effort. We wanted to reward behavior such as tight inventory management, aggressive collections, prudent capital spending and effective cost control. In addition, all three of these measures can be readily derived from the company's audited consolidated financial statements. This combination of different performance measures results in management focusing on both cash and earnings. In a challenging environment these two performance measures tend to move in opposite directions and act as a natural hedge against large swings in market dynamics.

        In setting the objective performance targets we considered the company's target performance under the 2009 business plan reviewed by the board and the scaling of potential awards at different achievement levels of free cash flow, adjusted EBIT and adjusted net income. For achieving each of these performance metrics at a level over target, we believe it is appropriate to leverage the awards to recognize superior performance. Despite the uncertain economic climate and the difficulty in predicting the demand for our products in 2009, we set target levels for adjusted EBIT and adjusted net income above our actual 2008 results, which were the highest in the company's history. We required substantial increases over 2008 actual results to achieve the maximum payout levels. In particular, a 7.3% growth in adjusted EBIT from $145.0 million in 2008 was required in order to achieve the 2009 target adjusted EBIT of $155.6 million, and a 34.1% increase from 2008 adjusted EBIT was required for a 2009 maximum award at adjusted EBIT of $194.5 million. A 2.3% growth in adjusted net income from $79.7 million in 2008 was required in order to achieve the 2009 target adjusted net income of

$81.5 million, while a 27.9% increase from 2008 adjusted net income was required for a 2009 maximum award at adjusted net income of $101.9 million.

        Similarly, in setting free cash flow performance targets we required significant improvement from our free cash flow in 2008 of negative $78.4 million in order to reach the target and maximum payouts based on free cash flow for the period September 30, 2008 to December 31, 2009. Payout at the target level required a net free cash flow of zero, while payout at the maximum level required free cash flow of $40 million.

        Individual Performance.    As discussed under "Use of Individual Performance in our Compensation Programs" on page 21, in 2009 the committee decided that, like the CEO, each other NEO's MICP bonus opportunity should be based exclusively on objective financial performance measures.

  Analysis

        The decision was based on: (1) the belief that the NEOs' performance significantly impacts the company's financial performance, and therefore their MICP awards should be based upon such results; (2) the opportunity to achieve tax deductibility of NEO awards under Section 162(m) of the Internal Revenue Code, and (3) the belief that excluding the individual component from the MICP calculation does not materially impact the CEO's or the committee's ability to negatively adjust an award or to determine compensation in a subsequent year based on an NEO's degree of achievement of individual objectives.

        Cash bonuses awarded for 2009.    Using the MICP charts above, in January 2010 the committee certified the degree of attainment of the financial measures after performing appropriate due diligence. Our adjusted EBIT for 2009 was $111.0 million, which resulted in an award payout of 52.4% of target for that portion of the award based on adjusted EBIT. Our adjusted net income for 2009 was $61.9 million, which resulted in a 60.3% of target award payout based on adjusted net income. Our free cash flow for the period September 30, 2008 to December 31, 2009 was $78 million, which resulted in an award payout of 250.0% of target for that portion of the bonus based on cash flow. This resulted in a combined payout of 153.1% of target MICP award for each NEO, which was also the baseline award level for all other participants in the MICP.

  Analysis

        Once the combined 153.1% of target award was objectively determined, the committee considered whether to use negative discretion to reduce any award. The committee assessed the individual performance of each NEO in 2009 against the individual performance objectives established for each NEO at the beginning of 2009, and decided not to exercise negative discretion.

        Equity Incentives.    We make awards of equity incentives to participants in the Incentive Stock Plan ("ISP"), our general plan that provides for the granting of various stock-based awards, on an annual basis. In 2009 there were 167 participants in the ISP. On occasion we make individual awards when special recognition is warranted. In 2009, we used three forms of equity incentives granted to the NEOs under the ISP: non-qualified stock options ("NQOs"), Restricted Stock Units ("RSUs") and PSAs. In its meeting in January 2009, the committee approved the dollar value of each NEO's aggregate equity award for 2009 as a percentage of the NEO's salary for 2009, and the forms in which the awards would be granted: 50% of total award value in NQOs, and 25% of total award value in each of RSUs and PSAs. On January 26, 2009, the grant date for such awards specified by our equity award policy (which is described below on page 29), the dollar values were converted into a number of NQOs, RSUs and PSAs based on the valuation methodology used by us to determine accounting expense for the fair value of the awards under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. The RSUs and PSAs were valued, for each share they represented, at the closing price of our common stock on the NYSE on January 26, 2009 ($7.83). The NQOs awarded to NEOs were valued at $4.08 for each share based on a Black-Scholes value determined as 52.1% of the closing price of a share.

        The value of each executive's equity awards, expressed as a percentage of 2009 salary, was 255% for Mr. Berges; 187% for Mr. Stanage; 160% for Mr. Pensky; 140% for Mr. Krakower; 130% for Mr. Hennemuth and 200% for Mr. Grosman. These percentages were the same in 2009 as they were in 2008 for each of Messrs. Berges, Krakower and Hennemuth. Mr. Pensky received an equity award equal in value to 170% of his salary in 2008. Mr. Pensky's target equity award was higher in 2008 due to an exceptionally strong start as our new CFO and our desire to help him achieve his new ownership guidelines. With respect to Messrs. Stanage and Grosman, the percentages for 2009 were set forth in the employment and severance agreement (in the case of Mr. Stanage) and the executive severance agreement (in the case of Mr. Grosman) entered into in connection with the commencement of the executive's employment.

  Analysis

        These equity incentives foster the long-term perspective necessary for continued success in our business. They also align the interests of our NEOs with shareholder value and are an important element of our goal to be competitive with peer companies. Consistent with our compensation philosophy NEOs received a greater proportion of total pay in the form of equity than other participants in our equity program.

        The committee reviewed a variety of factors to determine if our long-term target incentive percentages for our NEOs were competitive with our peers and appropriate with respect to our shareholders. In addition to performing a general review and assessment of the comparator group data presented by Semler Brossy, the committee compared our equity award "burn rate" and "overhang" to data supplied by Semler Brossy on competitive practices. Since our methodology for determining the number of equity awards granted begins with a dollar amount, the number of awards granted increases with declining share price and decreases with increasing share price. The committee was mindful that the company's share price declined dramatically from $21.11 a year earlier to about $7.00. As a result, the number of shares potentially issuable increased significantly year over year. However, the committee considered that as a long-term incentive, the movements in share price and corresponding number of shares issuable would average over the course of an executive's career with us to a normative annual number of shares. The committee also believes that delivering a consistent grant date value of equity awards improves the retentive impact of awards and also aligns the company's executive compensation strategy with the company's expected long-term growth and multi-year business cycle. Our policy of granting equity awards on an annual basis, and its price averaging effect, minimize the need to consider option re-pricing or other similar type adjustments. The committee noted that even at an assumed lower share price of $7.00 for 2009 the resulting average burn rate and overhang for 2007-2009 would be 1.5% and 6.9%, respectively, which compared to the peer group's 1.3% burn rate for 2005-2007 (the only publicly known data the committee could identify) and the peer group's 12.3% overhang for 2007-2009. The committee also reviewed the potential dilutive impact of equity awards on earnings. In addition, the committee considered the company's strategic positioning in its major markets, aerospace and wind energy. The company's long-term growth prospects in these markets were essential to its strategic plan and were not diminished by the global economic downturn in late 2008; among the key elements of the plan were the A350 contract (the largest in the company's history), capacity expansions, continuing research and technology work to remain competitive in securing positions on new aerospace programs, and managing leverage in a difficult credit environment. Although the 2009 business plan would necessarily be tempered by the global economic downturn, the committee believed that delivering reduced grant date values by granting fewer issuable shares would result in an inappropriate loss of retentive and incentive value of the equity awards to the company and could negatively impact its long-term strategic plan. On the grant date for 2009 awards the share price was $7.83.

        The committee also determined the forms in which the awards would be granted: 50% of total award value in NQOs, and 25% of total award value in each of RSUs and PSAs. This mix of awards was intended to provide our most senior executives with performance-based incentives of greater perceived value for delivering results in a challenging business environment. Consideration was also given to the historically lower-perceived value of PSAs.

        As stated earlier, in addition to the comparative data described under "Benchmarking" on page 20, the committee considers other factors in setting NEO compensation such as job responsibilities, internal equity among the NEOs, individual performance, retention risk and experience. These considerations can result in modest fluctuations of award levels year to year.

  Equity Award Policy

        Under our equity award policy:

  •
  The grant date for annual equity awards to employees is the third full trading day after we issue our year-end earnings release

  •
  The grant date for equity awards to directors is the date of initial election and/or re-election to the board

  •
  The grant date of any other award, such as for a new hire award or a special recognition or retention grant to an existing employee or director, is the third trading day following the first date on which financial results for a quarter are publicly disclosed following the date the award was authorized

  •
  The exercise price of a stock option shall not be less than the closing price of our common stock on the NYSE on the date of grant

  •
  Equity awards shall be valued in the same manner for compensation and accounting purposes—in accordance with FASB ASC Topic 718 as of the grant date

  •
  All awards must be in the form of a specified number of shares or a dollar amount or percent of base pay approved along with a pre-defined algorithm by which the number of shares can be calculated with certainty on the grant date

  •
  Equity awards may only be authorized by the board or the compensation committee or by an equity grant committee, if specifically authorized by the board or the compensation committee

  •
  Each authorization of granting authority to the equity grant committee must state the aggregate maximum number of shares, the relevant period, the eligible recipients, and the maximum number of shares that may be granted to any single person; in addition, the compensation committee must be informed of all awards made by the equity grant committee each quarter

  •
  The compensation committee has the discretion to authorize grants outside the policy when circumstances warrant

        We chose to value equity grants and to set the exercise price of an NQO on the third trading day after we next release earnings following a grant authorization to allow the public market an opportunity to digest our most recent financial results and establish the fair market value of a share of our common stock on the date of grant.

        In May 2009 the committee authorized the equity grant committee, which is composed solely of our CEO, to grant equity awards to non-executives during the remainder of 2009 for new hires, retention and special recognition. This authority was granted for up to 50,000 shares, but no individual award could exceed 10,000 shares.

  Stock Options

        NQOs provide for financial gain derived from the potential appreciation in stock price from the date that the NQO is granted until the date that the NQO is exercised. The exercise price for our NQO grants is set at the closing price of our common stock on the NYSE on the grant date. Our long-term performance ultimately determines the value of NQOs, as gains from NQO exercises are entirely dependent on an increase in our stock price. NQOs granted generally vest and are exercisable at the rate of one-third on each of the first three anniversaries after the grant date and expire ten years from the grant date.

        All NQOs issued to ISP participants since 2005, and NQOs issued to our NEOs prior to 2005, provided for a three-year period to exercise vested NQOs after retirement. "Retirement" for this purpose is defined as age 65, or age 55 with five or more years of service. Effective January 1, 2009, we extended this three-year period to five years for all outstanding NQOs and for all NQOs on a going forward basis.

        The income of an NEO attributed to the exercise of our NQOs is considered performance-based compensation under Section 162(m) of the Internal Revenue Code, so we are generally permitted to deduct, on an unlimited basis, the compensation expense associated with any such income.

  Analysis

        Because financial gain from NQOs is only possible after the price of our common stock has increased, we believe grants encourage NEOs and other employees to focus on behaviors and initiatives that should lead to a longer-term increase in the price of our common stock, which aligns the interests of our NEOs and employees with those of our shareholders.

        The committee determined that NQOs granted by the company should provide for a longer post-retirement exercisability period for all NQO recipients, including named executive officers. We did this because we want our senior leaders who are approaching retirement to remain focused on the long term health of the company, and because the impact on our financial results of many of our most important efforts, such as winning a material position on a new aircraft, is not realized for years. The company accounts for NQO expense as though NQOs are exercisable for an expected term, which is based on historical patterns regarding how long employees have held NQOs before exercising them. Accordingly, there is no expense incurred as a result of the change to the post-retirement exercisability period. The committee considered whether this change might negatively impact the retentive element of the company's NQOs by encouraging earlier retirement, and determined that extending the post-retirement exercisability period would just as likely result in a decision to defer rather than to accelerate retirement.

  Restricted Stock Units

        RSUs represent units that generally vest and convert into shares of our common stock on a one-to-one basis at the rate of one-third on each of the first three anniversaries of the grant date or at some other schedule of vesting. Since RSUs are valued at the closing price of common stock on the date of grant, a grant of equity award value in the form of RSUs results in the issuance of fewer shares and less dilution than would result from providing the same value in the form of NQOs.

        Our annual awards of RSUs do not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, and so may not be deductible to the extent that an NEO's aggregate compensation, other than performance-based compensation, exceeds $1 million in the year in which the RSUs vest.

  Analysis

        Unlike NQOs, which have no value if the stock price does not increase from the date of grant, RSUs have value so long as the stock is not worthless. RSUs therefore have a retentive feature that should ensure that successful, high-achieving employees will remain motivated and committed to us despite temporary downturns in the stock market. Because a higher stock price increases the value of RSUs, we believe that, similar to the case with NQOs, grants encourage NEOs and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common stock, which aligns the interests of our NEOs with those of our shareholders. RSUs are also an important vehicle to assist newly hired or promoted NEOs achieve their ownership guidelines.

  Performance Share Awards

        PSAs provide an opportunity to receive shares of our common stock depending upon a measure of our performance over a multi-year period and provide for a threshold, target and maximum number of shares that can be earned over the performance period. The maximum number of shares that can be earned is 200% of target. For 2008 PSAs, the performance period was two years, and the shares were to vest and be distributed to the grantee only if the grantee completed a third year of service. As discussed below, the minimum threshold level of performance was not achieved for the 2008 PSAs, and therefore no shares will be issued under this program. For 2009 PSAs, the performance period is three years, and the grantee generally must remain with us for the full three-year period in order to have the opportunity to receive an unreduced number of shares to which he otherwise would be entitled. For both 2008 and 2009 PSAs, awards are pro-rated upon certain terminations prior to the end of the full three-year period.

  Analysis

        PSAs strengthen the connection between company performance and equity grants. If we fail to achieve the threshold level of performance, the PSAs have no value, and if we achieve above-target performance, the PSAs increase in value. PSAs also help us retain and motivate our executives and key employees including during temporary downturns in our performance. Unlike NQOs, accounting rules allow us to recover the accrued cost if PSA minimums are not reached and they become worthless.

        PSA grants encourage NEOs and other employees to focus on improved medium-term financial performance and a long-term increase in the price of our common stock. The medium-term performance determines how many shares are earned over the performance period, and our long-term performance increases the value of the shares. This serves to align the interests of employees with those of our shareholders.

  2009-2011 PSAs

        We changed our PSA program in 2009. In 2008, performance shares were earned over a two year performance period depending on achievement of RONCE, followed by a one year service retention period for vesting. In 2009 we established a three year performance period and determined that the number of shares awarded at the end of the three-year performance period will be the greater of (i) the shares earned based on achievement of three-year RONCE and (ii) the sum of the shares earned based on achievement of separate performance measures for each of the three years in the performance period. However, if the threshold performance level for three-year RONCE is not met, then the amount of any shares earned based on yearly achievement will be reduced 25%. The yearly performance measures, and the threshold, target and maximum levels of payout, as well as all other terms for determining the annual earned share amounts for each year under the PSA program, will be exactly the same as those adopted under MICP for the corresponding year—for 2009 the performance measures are free cash flow, adjusted EBIT and adjusted net income, as stated above.

        For our 2009 PSA program, RONCE is defined as the average return for 2009, 2010 and 2011 divided by the average capital employed as of December 31, 2008, 2009, 2010 and 2011, where:

  •
  Return generally means operating income, adjusted for other expense (income), and

  •
  Capital employed generally means shareholder equity plus net debt.

        The following chart indicates the scaling of awards for the 2009-2011 period, as a percentage of target award, at various levels of attained RONCE:

2009-2011 PSA
Payout Schedule

        The structure of the 2009-2011 PSAs requires a threshold level of performance before any payout is earned. As the chart shows, depending on achievement there are threshold (50% of target award), target (100% target award), stretch (125% of target award) and maximum (200% of target award) award levels.

        Since, as indicated above, the payout under our MICP for 2009 was 153.17% of the target MICP award, the shares that have been provisionally earned so far for each participant under the 2009-2011 PSA program—based on our performance in the year 2009—is equal to 51.06% of the three-year target amount of shares. This result is obtained by taking one-third of the three-year target award under the PSA program and multiplying it by 153.17%. However, the final 2009-1011 PSA award will not be determined until after 2011. If we fail to meet the threshold level for the three-year RONCE achievement, then the total of the provisionally earned shares based on annual achievements for 2009-2011 will decrease by one-fourth. In no event can the award of PSA shares exceed 200% of target award.

        Under the PSAs, upon termination of employment due to death, disability or retirement, or upon termination of the employee without cause or, in the case of our NEOs, by the executive for good reason, the employee is entitled to receive a pro-rata portion, based on time employed during the performance period, of the earned award.

  2009-2011 PSAs—Analysis

        We established a three year performance period to align with our medium term business plan. We provided an alternative opportunity to earn shares in each of the performance years since the financial crises made it difficult to objectively set a cumulative three year goal on which any award depended. By providing alternative paths to earning performance shares, the 2009 PSA program has the advantage of allowing us flexibility to set annual goals in response to a changing economic climate while maintaining the objective of achieving the three-year goal. We believe this will result in significant motivational and retentive value to the company during this period of unpredictability.

        The committee adopted RONCE as the performance measure for the 2009-2011 PSAs for various reasons. RONCE can be readily derived from the company's audited consolidated financial statements. Also, in our capital intensive business, it is important to provide an incentive for the efficient utilization of our net assets and to motivate improvement in the return that we earn on these net assets.

        Target levels were established by the committee in late 2009 based on the medium term business plan for 2009-2011. The target levels chosen were challenging, yet attainable, giving consideration to

  •
  The company's planned capital investments in new manufacturing plants and capacity during the medium term plan, giving consideration to the fact that, in the aerospace industry, there is a substantial time lag between the investment of capital and the realization of a return on such capital investment

  •
  The lack of visibility to future growth assumptions given the global economic turmoil

  •
  Our objective of achieving an adequate return on capital given the current uncertain and challenging economic and business environment

        As shown by the graph above, a fixed increase in RONCE between target and stretch results in a lesser enhancement in payout than the enhancement that would result from the same increase between threshold and target. Similarly, a fixed increase in RONCE between threshold and target performance results in a lesser enhancement in payout than the enhancement that would result from the same increase between stretch and maximum. This payout structure was adopted to reflect that once target, and then stretch, levels are obtained, it is more difficult to increase operating income as a percentage of capital employed and a greater reward is justified.

  Payout of 2008-2009 PSAs

        RONCE was also the financial measure adopted for the 2008-2009 period. The rationale for using RONCE was the same as for the 2009-2011 period but with no anticipation of the global economic and credit crisis to come. The payout structure was similar to that used for the payout structure based on RONCE for the 2009-2011 PSAs. The threshold level of RONCE was 19.5%, target RONCE was 22.5%, and the maximum payout would be achieved at 25.5% RONCE. Because our major capital expansion program to support anticipated growth in the wind energy and commercial aerospace markets was followed by reduced earnings, the resultant attained RONCE of 15.7%, as certified by the compensation committee, was below the minimum threshold that had been set and resulted in a zero payout for all participants including the NEOs.

        Benefits and Retirement Plans.    Our employees are offered participation in a variety of retirement, health and welfare, and paid time-off benefit plans which generally are comparable to plans offered by other employers in the markets from which we recruit our workforce. These benefits ensure that we can offer competitive benefits and promote employee well-being and retention. Our NEOs may participate in these plans to the same extent as our other employees. These plans may be tax-qualified or otherwise subject to tax and regulatory regimes of the jurisdiction in which employees are located. These legal requirements may limit benefits payable under the plan or impose adverse consequences if benefits are paid based on compensation above certain levels. We offer to supplement these benefits where these and other considerations are important to maintaining competitive benefits. Our NEOs receive the following supplemental benefits:

  •
  Our NEOs are eligible to participate in the nonqualified deferred compensation plan described on page 53 under "Nonqualified Deferred Compensation in Fiscal Year 2009"

  •
  We have entered into the following supplemental retirement agreements with our NEOs, which are described on page 49 under "Pension Benefits in Fiscal 2009":

  •
  supplemental executive retirement agreements ("SERPs") with Messrs. Berges, Stanage and Krakower (we entered into a SERP with Mr. Grosman as well)

  •
  executive deferred compensation arrangements ("EDCAs") with Messrs. Pensky and Hennemuth

  •
  We provide a death benefit for each of our NEOs while employed by us equal to two times the sum of (i) the NEO's salary on the date of death and (ii) the average of the annual cash incentive bonuses paid to the NEO in the two years prior to death. The death benefit provided to Mr. Berges and Mr. Stanage is limited to $1,500,000. This benefit is in the form of insurance paid by us up to a maximum insured amount of $1,500,000 for Messrs. Berges and Stanage and $750,000 each for Messrs. Pensky, Krakower and Hennemuth. With respect to Messrs. Stanage, Pensky, Krakower and Hennemuth, to the extent the death benefit exceeds the maximum insured amount we will make a payment to the estate of the NEO for the excess amount (limited, in Mr. Stanage's case, to the difference between $1,500,000 and the maximum insured amount).

Our cost of providing the supplemental death and insurance benefits to our NEOs is reflected in the "All Other Compensation" column of the Summary Compensation Table on page 41 and are described in more detail in footnote (7) to that table.

        Our qualified 401(k) Plan allows substantially all US employees to contribute up to 20% percent of their cash compensation (salary and bonus under the MICP). There is an aggregate limit on total annual contributions (whether by the employee or the company) imposed by the Internal Revenue Code (the limit was $49,000 for 2009). The Internal Revenue Code further limits the amount that may be contributed on a pre-tax basis; that amount was $16,500 for 2009 ($22,000 for persons age 50 or older). The plan further provides:

  •
  that employee contributions and earnings thereon are 100% vested at all times.

  •
  for a 50 percent company match on employee contributions, up a maximum of 6% of total cash compensation.

  •
  for a discretionary profit sharing contribution into the plan annually as determined by the compensation committee

  •
  for a fixed contribution of an additional 2% of each employee's cash compensation each year, or 4% for employees who were 45 years of age on or before December 31, 2000 and employed by us as of such date

  •
  for all matching, discretionary and fixed contributions and earnings to vest at the rate of 20% for each year of service with us—meaning that all contributions are fully vested after five years

  •
  for an array of investment options as selected by plan fiduciaries from time to time

  •
  for distributions to be made in a lump sum or in a series of monthly, quarterly or annual installments after termination of service

  •
  for loans and in-service distributions under certain circumstances, such as a hardship, attainment of age 59 1/2 or a disability

One of the investment options in the 401(k) plan is a Hexcel stock fund. Senior executives, including all the NEOs, are not permitted to invest in this fund. Other employees may only invest company contributions, and not their own contributions and earnings, in the Hexcel stock fund.

Perquisites

        Neither Mr. Berges nor Mr. Stanage participates in our annual perquisites program (nor did Mr. Grosman). For each of Messrs. Pensky, Krakower and Hennemuth, our perquisites program provides for an annual car allowance of $12,000, and an additional annual allowance of $10,600 (for Messrs. Pensky and Krakower), and $5,600 (for Mr. Hennemuth). The additional allowance may be used for:

  •
  reimbursement of club membership dues

  •
  expenses incurred for financial counseling and tax preparation

  •
  premiums for supplemental life and health insurance beyond the standard life and health insurance available to our executives

  •
  reimbursement to the NEO for taxes due on the income recognized by the NEO as a result of receiving these reimbursements (but only to the extent of any remaining balance)

Our cost of providing these perquisites to our NEOs is reflected in the "All Other Compensation" column of the Summary Compensation Table on page 41. The cost is described in more detail in footnote (7) to that table.

        We have agreed to provide Mr. Stanage with certain relocation benefits as set forth in his employment and severance agreement, which was entered into when he commenced employment with us. See page 45 for a description of Mr. Stanage's employment and severance agreement.

  Analysis

        These perquisites are not part of an executive's base compensation, and therefore are not a factor in calculating pay increases, bonus payouts, equity awards, retirement benefits or any other program tied to base compensation. We believe that the perquisites we offer to our NEOs are reasonable in amount and are market competitive. The committee and compensation consultant each review our perquisites program annually.

Stock Ownership Guidelines

        Under the company's stock ownership guidelines:

  •
  the target for compliance is stated in dollar amounts

  •
  the executive or director is required to reach the target dollar value through ownership of shares of unrestricted common stock and to retain those shares until termination of service; only vested restricted stock units count as shares owned

  •
  the target dollar value is as follows:

CEO	5x Salary
Executive Officers other than CEO	2x Salary
Directors	3x Annual Retainer Fee

  •
  until the target dollar value has been reached, an executive must retain 50%, and a director must retain 100%, of all "net" shares received under any company equity compensation program

  •
  "net" shares means all shares remaining after the sale by the executive or director, or the withholding by us of shares to pay the exercise price (in the case of options) and any taxes due in respect of the shares received

  •
  testing for compliance is done on the last day of each fiscal quarter

  •
  once the executive or director holds the target dollar value as of a testing date, he is deemed to be in compliance with the policy so long as he continues to hold at least the number of shares he held as of that testing date

        In early 2009, the guidelines were revised so that shares or vested restricted stock units held by a parent, child or grandchild of the executive or director, or by a trust or other entity established for any such family members, would count toward reaching the guideline dollar value so long as the executive or director retained the power to dispose of the shares. The committee approved this change because it believed that the purpose of aligning the interests of directors and executives with those of stockholders through stock ownership is still served when shares are held by immediate family members or trusts or other entities for their benefit. Making this change also removed the disincentive that previously existed in the stock ownership guidelines to transfer shares to family trusts in order to facilitate estate planning.

        Under these guidelines, Messrs. Berges and Krakower, both of whom held shares with a value greater than the target dollar value on a prior testing date and continue to hold at least that number of shares, are in compliance with the policy. Messrs. Stanage, Pensky and Hennemuth, each of whom have served as an executive officer for a shorter tenure, have not yet acquired shares with the requisite target value. Directors Beckman, Brubaker, Campbell, Derickson, Hurley and Pugh are in compliance with the policy; our remaining three non-employee directors, each of whom joined our board in the last three years, have not yet acquired shares with the requisite target value. Our NEOs and directors who do not hold shares with the requisite target value are restricted from selling 50% (in the case of our NEOs) and 100% (in the case of our directors) of the "net" shares received from their equity grants. We monitor compliance with the guidelines by all NEOs and directors on a quarterly basis.

        Employees and directors are not permitted to "sell short" Hexcel stock or to otherwise hedge their economic exposure to the Hexcel stock they own.

Potential Impact on Compensation from Executive Misconduct

        If the board or an appropriate committee of the board has determined that an executive officer or officer has engaged in fraudulent or intentional misconduct, we are authorized to take action to remedy the misconduct, prevent its recurrence, and impose appropriate discipline on the individual who engaged in the misconduct. Discipline would vary depending on the facts and circumstances, and may include:

  •
  termination of employment

  •
  initiating an action for breach of fiduciary duty

  •
  if the misconduct resulted in inaccurate reporting of our financial results, seeking cancellation of that number of outstanding equity awards, and recoupment (net of tax) of that portion of any performance-based or incentive compensation paid or delivered, or of any gains realized from the sale of stock from equity awards, which is greater than would have been awarded, paid or delivered to, or realized by, the executive officer or officer, if calculated based on the accurate reporting of financial results. The executive officer or officer will be subject to such cancellation and recoupment within the eighteen full month period following the date on which the payment or award has been made or delivered based on the inaccurate calculation including any portion of such period occurring after the executive's employment has terminated for any reason.

These remedies are in addition to any other remedies available to us or imposed by law enforcement agencies, regulators or other authorities.

The Impact of Tax Regulations on our Executive Compensation

        Deductibility of Compensation—Section 162(m).    Under Section 162(m) of the Internal Revenue Code there is a $1.0 million annual limit on the deductibility of nonperformance-based compensation paid to certain NEOs. Section 162(m) contains a number of requirements for qualifying an award for deductibility, including the adoption of a plan containing performance criteria approved by stockholders, the authorizing of awards by a committee consisting solely of "outside directors," the certification of performance results and other requirements. We consider deductibility as one factor along with others that are relevant in setting compensation. The ISP is a qualified plan, and NQOs and PSAs issued under the ISP generally qualify for deductibility. As noted on page 30, we also grant RSUs without any performance requirement as one of the mechanisms we employ to foster retention of key employees. The MICP is a qualified performance-based plan, and provides for performance-based qualified awards and non-qualified awards. Under Internal Revenue rulings, if the terms of performance-based compensation would, under certain circumstances, allow payment to be made without regard to whether performance goals are met, the compensation would not qualify as performance-based under Section 162(m) even if performance goals were met. Generally our performance-based compensation is payable only if performance is attained; however, we do provide for certain payments upon a change of control irrespective of whether performance goals are attained, and those payments would be disqualified under Section 162(m).

        We were able to deduct all expense associated with the compensation paid to our NEOs in 2009 except for $267,000 out of $2,218,000 total expense associated with compensation to Mr. Berges, primarily because Mr. Berges' salary and the market value of shares received from RSUs that converted in 2009 exceeded $1.0 million.

        Deferred Compensation Rules—Section 409A.    Section 409A of the Internal Revenue Code generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. Section 409A limits the timing of deferral elections, the range of permissible payment events, and the ability to accelerate payments under nonqualified deferred compensation plans, and imposes certain additional taxes and penalties on participants if the plan fails to comply. It is our intention that our deferred compensation plans and arrangements comply with 409A.

Severance and Change in Control Arrangements

        As described on pages 55-61 of this proxy statement, we provide certain payments, benefits, or enhancements to our NEOs as a result of certain terminations of employment or a change in control. In addition, as described on pages 57-58, we accelerate vesting of many of our equity grants upon certain terminations and upon a change of control. We also provide a modified gross-up for excise taxes incurred by our NEOs on "excess parachute payments" under 280G of the Internal Revenue Code. With respect to Mr. Stanage, the modified gross-up applies only with respect to a change in control that occurs on or before November 9, 2014.

  Analysis

        These severance and change of control benefits enhance our ability to attract and retain executives as we compete for talented individuals in a competitive marketplace.

        In approving arrangements that provide for payments and enhancements upon termination by us without cause or by the NEO for good reason, other than in connection with a change of control, the committee considered the following:

  •
  affording a level of these benefits that are reasonable and competitive

  •
  we provide for the opportunity to sunset severance benefits for new NEOs by giving the company the right to not renew such benefits after an initial term

  •
  the likelihood that it will take more time for an executive-level employee to find comparable new employment

        In adopting a "single-trigger" for vesting equity awards—which means the equity awards vest upon a change in control regardless of whether the NEO's employment is terminated—the committee considered the following:

  •
  a single trigger on equity vesting can be an especially powerful retention device for senior executives during change in control discussions, as equity represents a significant portion of total compensation

  •
  the desire to provide NEOs with the same opportunity as shareholders would have to realize value at the time of a change in control, consistent with the intended alignment of NEO's interests to those of shareholders

  •
  the company may no longer exist after a change in control, or performance measures may become misaligned with strategies formulated by new management or a new board

        With respect to approving the enhanced benefits for our NEOs under their SERP and executive severance agreements following a termination in connection with a change of control, the committee determined that it is important to motivate executives to consider corporate transactions that are in the best interests of the company and its shareholders without undue concern over the impact of the transaction on the NEO's personal situation.

        With respect to the modified gross-up for excise taxes incurred on "excess parachute payments," in 2004 we were specifically guided in providing this modified benefit by our former compensation consultant and believe that it serves to support the general principle of preserving the benefits intended to be delivered to the NEO and removing personal interests from decisions that enhance stockholder value. The effects of Section 280G are unpredictable and can have widely divergent and unexpected effects based on an NEO's personal compensation history (such as whether or not options have been exercised in prior years). As indicated in the table on page 60, if a change in control and termination of employment occurred on December 31, 2009, Messrs. Stanage and Hennemuth are the only NEOs who would have received a gross-up payment.

        As described on pages 55-56, Mr. Berges' employment agreement, Mr. Stanage's employment and severance agreement and the executive severance agreements with each of Messrs. Pensky, Krakower and Hennemuth include post-termination obligations on these executives, principally an obligation to not compete over a period whose duration is tied to the amount of severance payments received. This also applied with respect to the executive severance agreement we entered into with Mr. Stanage.

Compensation Committee Interlocks and Insider Participation

        The following directors were members of the compensation committee during 2009: Joel S. Beckman, Lynn Brubaker, Sandra L. Derickson and David L. Pugh.

 EQUITY COMPENSATION PLAN INFORMATION

        The following information is provided as of December 31, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(1)
	(a)		(b)		(c)
Equity compensation plans approved by security holders	4,624,700	(2)	$12.64	(3)	4,898,153	(4)
Equity compensation plans not approved by security holders(5)	678,047		$10.50		0

Total	5,302,747		$12.28	(3)	4,898,153	(4)

(1)
All numbers in these columns refer to shares of Hexcel common stock.

(2)
Includes 3,349,182 shares issuable upon the exercise of NQOs, 580,610 shares issuable upon the vesting and conversion of restricted stock units, and 694,908 shares issuable as a result of outstanding PSAs. With respect to PSAs for the 2008-2009 performance period, reflects zero shares to be issued, based on the level of attainment of RONCE (the applicable performance measure) during the 2008-2009 period. With respect to the 2009-2011 period, assumes that we will attain the maximum level of RONCE under the PSAs for the 2009-2011 performance period, which would result in the PSAs converting into the maximum number of RSUs in early 2012. This is an assumption required by SEC rules.

(3)
Excludes the restricted stock units and PSAs referred to in note 2 above.

(4)
Includes (i) 4,495,243 shares of common stock available for future issuance under the Amended and Restated Hexcel Corporation 2003 Incentive Stock Plan, which shares of common stock could be issued in connection with awards other than options, warrants or rights, (ii) 152,910 shares reserved for issuance under the Management Stock Purchase Plan, (iii) 13,985 shares of common stock subject to options as of December 31, 2009 under, and purchased in January 2010 pursuant to, the terms of the Hexcel Corporation 2009 Employee Stock Purchase Plan; and (iv) 236,015 shares of common stock that could after December 31, 2009 become subject to options under, and therefore purchased under, the terms of the Hexcel Corporation 2009 Employee Stock Purchase Plan. Although the Management Stock Purchase Plan has not been formally terminated, use of the plan was discontinued with respect to annual cash bonuses for years after 2007.

(5)
The only equity compensation arrangements in which equity securities were authorized that have not been approved by stockholders are two option agreements with Mr. Berges entered into in connection with his employment agreement, as described under the heading "Employment Agreement with Mr. Berges" on page 45.

 COMPENSATION COMMITTEE REPORT

        The compensation committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our 2010 proxy statement and incorporated by reference into our Annual Report on Form 10-K for 2009. This report is provided by the following independent directors who comprise the committee:

  David L. Pugh (Chair)

  Joel Beckman

  Lynn Brubaker

  Sandra L. Derickson

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the compensation paid to, or accrued by us for

  •
  our Chief Executive Officer

  •
  our Chief Financial Officer

  •
  our other three most highly compensated executive officers who were employed by us on December 31, 2009

  •
  one other person who was an executive officer during part of 2009 and whose compensation placed him among the other three most highly compensated executive officers for the year 2009

We refer to these individuals as the named executive officers, or NEOs.

Name and Principal Position	Year	Salary ($)	Bonus		Stock Awards ($)(1)(2)		Option Awards ($)(2)(3)		Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)		All Other Compensation ($)		Total ($)
David E. Berges;	2009	905,013			1,153,891		1,153,832		1,386,208		3,900,944	(6)	97,271	(7)	8,597,159
Chairman and CEO	2008	875,000			1,487,496		743,752		841,313		543,434	(6)	94,499		4,585,494
	2007	837,000			1,046,264		1,046,158		913,167		2,278,909	(6)	78,414		6,199,912
Nick L. Stanage;	2009	72,019			999,999		—		102,432		39,203	(6)	1,852		1,215,505
President(8)
Wayne C. Pensky;	2009	368,550			294,846		294,825		366,930		358,169	(12)	74,283	(7)	1,757,603
SVP and CFO(9)	2008	351,000			397,796		198,902		219,366		57,460	(12)	79,829		1,304,353
	2007	289,320	$100,000	(10)	316,549		73,547		195,016	(11)	100,670	(12)	254,878		1,329,980
Ira J. Krakower;	2009	341,219			238,846		238,839		339,719		858,643	(13)	69,257	(7)	2,086,523
SVP; General Counsel;	2008	329,680			561,062		153,867		206,042		0	(13)	71,774		1,322,425
Secretary	2007	317,029			221,928		221,897		190,234		600,234	(13)	58,749		1,610,071
Robert G. Hennemuth;	2009	320,436			208,278		208,272		269,947		183,208	(14)	52,104	(7)	1,242,245
SVP—Human Resources	2008	310,500			269,110		134,535		164,200		64,409	(14)	68,397		1,011,151
	2007	300,000			210,008		209,981		163,646		48,500	(14)	356,905		1,289,040
Doron D. Grosman;	2009	265,958			534,995	(16)	535,000	(16)	614,595	(17)	568,831	(18)	539,495	(7)	3,058,874
President(15)

(1)
Reflects the aggregate grant date fair value of RSUs and PSAs granted to the NEO during such year, computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be realized by the NEO. The amount included for each PSA reflect the estimate of aggregate compensation cost to be recognized over the life of the PSA determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. This assumes that the PSA will pay out at target. The amount reflected in the table above for each PSA, as well as the value for each PSA at the grant date assuming that the highest level of performance will be achieved, is as follows:

	2009		2008		2007
	Amount reflected in table above (target)	Maximum amount	Amount reflected in table above (target)	Maximum amount	Amount reflected in table above (target)	Maximum amount
David E. Berges	576,946	1,153,891	743,748	1,487,496	523,132	784,698
Nick L. Stanage	—	—	—	—	—	—
Wayne C. Pensky	147,423	294,846	198,898	397,796	36,776	55,164
Ira J. Krakower	119,423	238,846	153,871	307,742	110,964	166,446
Robert G. Hennemuth	104,139	208,278	134,555	269,110	105,004	157,506
Doron D. Grosman	267,498	534,995	—	—	—	—

(2)
For additional information regarding the assumptions made in calculating these amounts, see Note 11, "Stock-Based Compensation," to the consolidated financial statements, and the discussion under the heading "Critical Accounting Policies—Share-Based Compensation" in Management's Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended December 31, 2009, and Note 12, "Stock-Based Compensation," to the consolidated financial statements, and the discussion under the heading "Critical Accounting Policies—Share-Based Compensation" in Management's Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)
Reflects the aggregate grant date fair value of all NQOs granted to the NEO during such year, computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that will be realized by the NEO.

(4)
Reflects amounts earned under the MICP with respect to 2009, 2008 and 2007. Such amounts were paid in 2010, 2009 and 2008, respectively.

(5)
Represents the change in pension value for the year indicated for each NEO. The amounts in this column were calculated assuming retirement at age 65 for all NEOs except Mr. Krakower, which is the normal retirement age under the relevant pension plans and arrangements. Since Mr. Krakower is over age 65, current age was used as the assumed retirement age. The interest rate and mortality assumptions used are consistent with those used in the preparation of Hexcel's financial statements. See Note 8, "Retirement and Other Postretirement Benefit Plans" to the consolidated financial statements, and the discussion under the heading "Retirement and Other Postretirement Benefit Plans" in Management's Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended December 31, 2009, for a description of these interest rate and mortality assumptions.

The increase in pension value during 2008 for Messrs. Berges and Pensky was much less than the increase during 2007, and in the case of Mr. Krakower the value decreased. This is primarily because the interest rate used to compute the pension value as of December 31, 2008 was much higher than the December 31, 2007 interest rate. The plan documents specify that the lump sum interest rate to be used is 120% of the PBGC interest rate for the month in which benefits commence.

The increase in pension value during 2009 for Messrs. Berges, Pensky, Krakower and Hennemuth was much larger than the increase during 2008. This result is due to a substantial decrease in the PBGC interest rate used to calculate a lump sum payment, as well as a decrease in the FAS 87 interest rate. In addition, since SERP benefits are based on a final average pay formula that is based on the highest paid 36 of the last 60 months, a higher than average 2009 cash bonus replaced a different year's lower bonus contributing to the increase in SERP benefits for Messrs. Berges and Krakower.

(6)
For each year, represents the difference between the actuarial present value of the executive's accumulated benefit under his SERP as of December 31 of the current year and December 31 of the prior year. See footnote (5) for an explanation of the changes in value from year to year.

(7)
The amounts in the "All Other Compensation Column" for 2009 include the following:

Name	Hexcel Contributions to 401(K) Retirement Savings Plan	Hexcel Contributions to Nonqualified Deferred Compensation Plan	Cash in Lieu of 401(K) Contributions on Earnings Exceeding ERISA Limits	Premiums for Life Insurance in excess of $50,000	Premiums for Long-Term Disability Insurance	Perquisites Allowance(a)	Other(b)
David E. Berges	$18,690	—	$74,276	$3,741	$564	—	—
Nick L. Stanage	$1,443	—	—	$262	$82	—	$65
Wayne C. Pensky	$23,590	$25,723	—	$1,806	$564	$22,600	—
Ira J. Krakower	$23,590	—	$20,697	$1,806	$564	$22,600	—
Robert G. Hennemuth	$18,690	$8,390	$5,029	$1,806	$564	$17,600	$25
Doron D. Grosman	—	—	—	$1,544	$2,951	—	$535,000

(a)
The perquisites allowance consists of a car allowance of $12,000 and an additional amount of $10,600 (in the case of Messrs. Pensky and Krakower) and $5,600 (in the case of Mr. Hennemuth). The additional amount may be used for reimbursement of club membership dues, expenses incurred for financial counseling and tax planning and preparation, premiums for supplemental life and health insurance beyond the standard life and health insurance available to our executives and, to the extent of any remaining balance, to reimburse the NEO for taxes due on the reimbursements ("tax gross-up"). The additional amount was used by the NEOs for the following benefits: Mr. Pensky—supplemental life insurance; Mr. Krakower—tax planning, tax preparation and financial planning; and Mr. Hennemuth—supplemental life insurance. While the compensation committee always has the discretion to authorize additional perquisites for an NEO, our perquisites allowance has remained unchanged since 2000, except that all perquisites were eliminated for Mr. Berges in 2006 and were not offered to Mr. Stanage or Mr. Grosman when they were hired.

(b)
With respect to Mr. Grosman, consists of a payment made in connection with his termination of employment paid pursuant to an executive severance agreement between us and Mr. Grosman.

(8)
Mr. Stanage began employment with us on November 9, 2009. His annual salary rate in 2009 was $535,000.

(9)
Mr. Pensky was promoted to Senior Vice President and Chief Financial Officer effective April 27, 2007. Effective on such date, Mr. Pensky's salary annual was $325,000.

(10)
It was a condition to Mr. Pensky's promotion to Senior Vice President and Chief Financial Officer that he relocate from the San Francisco area to the Stamford, Connecticut area. Upon his promotion, Mr. Pensky received a promotional bonus of $100,000, which was payable upon the closing of the purchase of his home in the Stamford, Connecticut area.

(11)
Mr. Pensky elected to defer $68,256 of this amount to purchase RSUs under the Management Stock Purchase Plan (MSPP). For more information about the MSPP, see page 54. Mr. Pensky purchased 4,259 RSUs at a price of $16.0256 per RSU on January 22, 2008. The difference between the price paid by Mr. Pensky for the RSUs and the fair market value of the RSUs on the date of grant was $12,029, and is reflected in the "All Other Compensation Column." For this purpose, the fair market value of an RSU on the grant date is deemed to be equal to the closing price of a share of Hexcel common stock on the grant date, which was $18.85.

(12)
For 2009 and 2008, represents the difference between the actuarial present value of Mr. Pensky's accumulated benefit under his EDCA as of December 31, 2009 and 2008, and December 31, 2008 and 2007. For 2007, represents the sum of (a) the difference between the actuarial present value of Mr. Pensky's accumulated benefit under his EDCA as of December 31, 2007 and December 31, 2006 ($96,431), and (b) the difference between the actuarial present value of Mr. Pensky's accumulated benefit under our former pension plan as of December 31, 2007 and December 31, 2006 ($4,239). Our pension plan was terminated, and all amounts under the pension plan were paid out, in 2007. See footnote (5) for an explanation of the changes in value from year to year.

(13)
For 2009, represents the difference between the actuarial present value of Mr. Krakower's accumulated benefit under his SERP as of December 31, 2008 and December 31, 2009. The actuarial present value of Mr. Krakower's accumulated benefit under his SERP decreased by $239,541 from December 31, 2007 to December 31, 2008, and is reported as zero as required by SEC rules. For 2007, represents the sum of (a) the difference between the actuarial present value of Mr. Krakower's accumulated benefit under his SERP as of December 31, 2007 and December 31, 2006 ($577,686), and (b) the difference between the actuarial present value Mr. Krakower's accumulated benefit under our former pension plan as of December 31, 2007 and December 31, 2006 ($22,548). See footnote (5) for an explanation of the changes in value from year to year.

(14)
Represents the difference between the actuarial present value of Mr. Hennemuth's accumulated benefit under his EDCA as of December 31 of the current year and December 31 of the prior year. See footnote (5) for an explanation of the changes in value from year to year.

(15)
Mr. Grosman began employment with us on February 23, 2009, and his employment with us terminated on August 7, 2009. His annual salary rate in 2009 was $535,000.

(16)
Upon Mr. Grosman's termination, all of his NQOs and RSUs immediately terminated. With respect to the PSAs granted to Mr. Grosman, he is entitled to receive a portion of the award, based on the level of performance obtained for the first year of the 2009-2011 three-year performance period.

(17)
Mr. Grosman's payment under the MICP was not pro-rated for less than 12 month's service, in accordance with the terms of Mr. Grosman's executive severance agreement.

(18)
Represents the amount that was paid to Mr. Grosman under his SERP in connection with his termination of employment. Of the total amount, $262,637 was paid in September 2009, and $306,194 was paid in 2010. The portion paid in 2010 was delayed because it could not be calculated until Mr. Grosman's cash bonus for 2009 under the MICP was determined.

Grants of Plan-Based Awards in 2009

        The following table provides the following information about equity and non-equity awards granted to the NEOs in 2009: (1) the grant date (for equity awards); (2) the date the compensation committee authorized the grant (for equity awards); (3) the estimated future payouts under non-equity incentive plan awards, which consists of potential payouts under the MICP for 2009; (4) estimated future payouts under equity incentive plan awards, which consist of the potential shares to be awarded to each NEO resulting from the PSAs granted in 2009; (5) the number of shares underlying all other stock awards, which consist of RSUs awarded to each NEO; (6) all other option awards, which consist of the number of shares underlying NQOs awarded to each NEO; (7) the exercise price of the stock option awards, which reflects the closing price of our common stock on the date of grant; and (8) the grant date fair value of each equity award computed in accordance with the provisions of FASB ASC Topic 718.

									All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)
		Date Board or Compensation Committee took Action to Grant Such Award(3)	Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David E. Berges	—	—	452,507	905,013	1,810,026	—	—	—	—	—	—	—
	01/26/2009	01/19/2009	—	—	—	36,842	73,684	147,368	—	—	—	576,946
	01/26/2009	01/19/2009	—	—	—	—	—	—	73,684	—	—	576,946
	01/26/2009	01/19/2009	—	—	—	—	—	—	—	282,802	7.83	1,153,832

Nick L. Stanage	—	—	33,438	66,875	133,750	—	—	—	—	—	—	—
	11/09/09	10/22/2009	—	—	—	—	—	—	83,963	—	—	999,999

Wayne C. Pensky	—	—	119,779	239,558	479,115	—	—	—	—	—	—	—
	01/26/2009	01/19/2009	—	—	—	9,414	18,828	37,656	—	—	—	147,423
	01/26/2009	01/19/2009	—	—	—	—	—	—	18,828	—	—	147,423
	01/26/2009	01/19/2009	—	—	—	—	—	—	—	72,261	7.83	294,825

Ira J. Krakower	—	—	110,896	221,792	443,585	—	—	—	—	—	—	—
	01/26/2009	01/19/2009	—	—	—	7,626	15,252	30,504	—	—	—	119,423
	01/26/2009	01/19/2009	—	—	—	—	—	—	15,252	—	—	119,423
	01/26/2009	01/19/2009	—	—	—	—	—	—	—	58,539	7.83	238,839

Robert G. Hennemuth	—	—	88,120	176,240	352,480	—	—	—	—	—	—	—
	01/26/2009	01/19/2009	—	—	—	6,650	13,300	26,600	—	—	—	104,139
	01/26/2009	01/19/2009	—	—	—	—	—	—	13,300	—	—	104,139
	01/26/2009	01/19/2009	—	—	—	—	—	—	—	51,047	7.83	208,272

Doron D. Grosman	—	—	200,625	401,250	802,500	—	—	—	—	—	—	—
	02/23/09	02/12/09	—	—	—	21,469	42,937	85,874	—	—	—	267,498
	02/23/09	02/12/09	—	—	—	—	—	—	42,937	—	—	267,498
	02/23/09	02/12/09	—	—	—	—	—	—	—	152,857	6.23	535,000

(1)
The amounts shown reflect the range of potential awards for 2009 under the MICP, which is Hexcel's annual cash bonus plan. The actual awards paid for 2009 are shown in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table above. If the threshold performance measure related to payment of an MICP award is not attained, no MICP award is paid.

(2)
Reflects PSAs granted under the ISP, which will convert into shares of Hexcel common stock after a three-year performance period, if Hexcel achieves the required performance. The terms of the PSAs are described in more detail on page 31.

(3)
For our regular annual equity awards, the committee approved a dollar value (as a percentage of salary) and the algorithm under which the awards would be converted into shares at its meeting on January 19, 2009. In accordance with our equity grant policy, the grant date for the 2009 annual equity awards was January 26, 2009, the third trading day following the release of 2008 fourth-quarter and year-end earnings. With respect to the awards for Mr. Stanage and Mr. Grosman, the dollar value of the awards, and the algorithm under which the awards would be determined, was approved by the Board a few weeks prior to the date on which the executive began employment with us, and the awards were granted as of the executive's starting date.

(4)
Reflects RSUs granted under the ISP, which will vest and convert into shares at the rate of one-third on each of the first three anniversaries of the grant date. The terms of the RSUs are described in more detail on page 30.

(5)
Reflects NQOs granted under the ISP, which will vest and become exercisable at the rate of one-third on each of the first three anniversaries of the grant date. The terms of the NQOs are described in more detail on page 30.

(6)
Reflects the full grant date fair value of PSAs, RSUs and NQOs as computed in accordance with the provisions of FASB ASC Topic 718 granted to the NEOs in 2009. Generally, the full grant date fair value is the amount that we will expense in our financial statements over the award's vesting schedule. For RSUs, fair value is calculated using the closing price of our common stock on the grant date. For stock options, fair value is calculated using the applicable Black-Scholes value on the grant date. For additional information on the valuation assumptions, see Note 11, "Stock-Based Compensation," to the consolidated financial statements, and the discussion under the heading "Critical Accounting Estimates—Share-Based Compensation" in Management's Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended December 31, 2009. These amounts reflect the company's accounting expense, and do not necessarily correspond to the actual value that will be realized by the NEOs.

Employment Agreement with Mr. Berges

        We entered into an employment agreement with Mr. Berges when he began his employment with us on July 30, 2001 for an initial term of four years. The agreement was amended and restated on December 31, 2008, primarily to comply with new tax regulations regarding deferred compensation. It provides for Mr. Berges to be our Chairman and Chief Executive Officer for the initial term. The agreement will automatically be extended for successive one-year terms unless either Mr. Berges or the company gives at least one year's prior notice to the other that the agreement shall not be extended. As no notice has been given, the agreement is currently in force to July 30, 2011. Mr. Berges may terminate the agreement for good reason or upon 30 days' notice to us. The agreement provides that Mr. Berges is entitled to:

  •
  an annual base salary of not less than his current salary, subject to annual review by the compensation committee;

  •
  a target annual bonus opportunity of not less than 100% of annual base salary, and a maximum annual bonus opportunity of not less than 200% of annual base salary; and

  •
  participation in all other employee benefit plans generally available to senior executives (except that Mr. Berges agreed to forgo his perquisite allowance in 2006)

        Under the employment agreement, on July 30, 2001 we granted Mr. Berges separate options to purchase 550,000 and 275,000 shares of Hexcel common stock. Each of the options has a term of ten years and an exercise price of $10.50 per share. The option to purchase 550,000 shares vested over four years at a rate of one-sixteenth of the shares at the end of each three-month period beginning with the three-month period ending October 31, 2001. The option to purchase 275,000 shares becomes exercisable in full on July 29, 2011, but is subject to earlier vesting in equal one-third parts if the price of a share of Hexcel common stock reaches $15.75, $21.00 and $26.25 over consecutive thirty-day trading periods. The option vested as to one-third of the underlying shares in 2005 as Hexcel stock closed at $15.75 or higher for thirty consecutive days, and vested as to an additional third of the underlying shares in 2006 as Hexcel stock closed at $21.00 or higher for thirty consecutive days.

        Mr. Berges' employment agreement also provides that we will make payments to Mr. Berges upon his termination of employment with us under various circumstances, and imposes certain obligations on Mr. Berges following termination. These terms and provisions are described on page 55.

Employment and Severance Agreement with Mr. Stanage

        We entered into an employment and severance agreement with Mr. Stanage when he began his employment with us on November 9, 2009. The initial term of the agreement is three years. The agreement is automatically extended for additional one-year periods unless, prior to the date that is one year prior to the end of the then current period, we give Mr. Stanage notice that we are not extending the term of the agreement. The agreement provides for

  •
  an initial base salary of $535,000

  •
  an annual cash target bonus award of 75% of salary (any award for 2009 will be pro-rated from the date of hire)

  •
  a sign-on award of restricted stock units valued at $1,000,000, an annual equity award in 2010 valued at 150% of base salary, and an annual equity award in subsequent years valued within a range of 140% to 210% of base salary, as determined by the compensation committee; all annual equity awards will be valued and granted in such form as determined by the compensation committee for all executives

  •
  Mr. Stanage to participate in all of our employee benefit plans and arrangements applicable to senior level executives, except that Mr. Stanage will not participate in our executive perquisites program

  •
  Certain relocation benefits designed to assist Mr. Stanage in the purchase of a home in the Stamford, CT area, including:

  •
  A lump sum payment of $325,000, payable at the time of closing on the purchase of a home in the Stamford, CT area; such amount will not be grossed up for taxes, and will be required to be repaid by Mr. Stanage to us if, before the third anniversary of Mr. Stanage's hire date, Mr. Stanage voluntarily terminates his employment or is terminated by us for cause

  •
  Reimbursement for flights between Mr. Stanage's home town and Stamford, CT for Mr. Stanage (up to twenty round-trip flights) and his immediate family (up to six round-trip flights), plus tax gross-up

  •
  Up to twelve months temporary housing expenses, plus tax gross-up, but capped at $60,000 (inclusive of the tax gross-up)

        Mr. Stanage's employment and severance agreement also provides that we will make payments to Mr. Stanage upon his termination of employment with us under various circumstances, and imposes certain obligations on Mr. Stanage following termination. These terms and provisions are described on page 56.

Executive Severance Agreement with Mr. Grosman

        We entered into an executive severance agreement with Mr. Grosman when he began his employment with us on February 23, 2009. The initial term of the agreement was three years. The agreement would be automatically extended for additional one-year periods unless, prior to the date that is one year prior to the end of the then current period, we gave Mr. Grosman notice that we were not extending the term of the agreement. The agreement provided for

  •
  an initial base salary of $535,000

  •
  an annual cash target bonus award of 75% of salary, although Mr. Grosman's cash bonus award for 2009 would be be paid as if Mr. Grosman was employed from January 1, 2009 through December 31, 2009, rather than being pro-rated for less than a full year's service

  •
  sign-on equity awards valued at 200% of base salary, an annual equity award in 2010 valued at 150% of base salary, and an annual equity award in subsequent years valued within a range of 140% to 210% of base salary, as determined by the compensation committee; all equity awards would be valued and granted in such form as determined by the compensation committee for all executives

  •
  Mr. Grosman to participate in all of our employee benefit plans and arrangements applicable to senior level executives, except that Mr. Grosman would not participate in our executive perquisites program

        Mr. Grosman's executive severance agreement also provided that we will make payments to Mr. Grosman upon his termination of employment with us under various circumstances, and imposes certain obligations on Mr. Grosman following termination. These terms and provisions are described on page 56.

Termination Agreement with Mr. Grosman

        On August 7, 2009, we entered into an agreement with Mr. Grosman setting forth the compensation and benefits Mr. Grosman would be entitled to upon his termination. This agreement clarified what Mr. Grosman would be entitled to receive under his executive severance agreement, SERP, PSA, and under our benefit plans and programs in which he participated at the time of his termination. The agreement did not provide Mr. Grosman with any additional compensation or benefits beyond what Mr. Grosman was entitled to receive under his compensation agreements and arrangements and under our benefit plans in which he participated.

Outstanding Equity Awards at 2009 Fiscal Year-End

        The following table provides information on the holdings of outstanding stock options and unvested stock awards held by the NEOs as of December 31, 2009:

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
David E. Berges								142,758		1,852,999	36,842		478,209
			282,802			7.83	01/26/2019
	24,867		49,732			21.11	01/28/2018
	81,004		40,501			18.17	01/29/2017
	85,058					22.00	02/07/2016
	121,082					14.51	01/06/2015
	145,257					7.38	01/06/2014
	280,713					3.13	01/06/2013
	403,047					10.50	07/30/2011
	183,334	(6)				10.50	07/30/2011
				91,666	(5)	10.50	07/30/2011

Nick L. Stanage								83,963		1,089,840

Wayne C. Pensky								34,884	(6)	452,794	9,414		122,194
			72,261			7.83	01/26/2019
	6,650		13,300			21.11	01/28/2018
	5,695		2,847			18.17	01/29/2017
	5,432					22.00	02/07/2016
	8,252					14.51	01/06/2015
	15,937					7.38	01/06/2014
	37,466					3.13	01/06/2013

Ira J. Krakower								37,780		490,384	7,626		98,985
			58,539			7.83	01/26/2019
	5,145		10,288			21.11	01/28/2018
	17,182		8,590			18.17	01/29/2017
	16,585					22.00	02/07/2016
	20,888					14.51	01/06/2015
	47,129					7.38	01/06/2014
	107,885					3.13	01/06/2013
	44,000					2.74	01/10/2012
	50,613					11.00	12/20/2010
	31,800					9.9375	12/20/2010

Robert G. Hennemuth								26,669		346,553	6,650		86,317
			51,047			7.83	01/26/2019
	4,499		8,996			21.11	01/28/2018
	16,259		8,129			18.17	01/29/2017
	13,363					20.82	03/20/2016

Doron D. Grosman											12,788	(7)	165,988

(1)
See footnote (5) below for an explanation as to the vesting of the option held by Mr. Berges to purchase 275,000 shares, which is separated into a vested option to purchase 183,334 shares and an unvested option to purchase 91,666 shares. All other options listed in this table vest at a rate of one-third per year on each of the first three anniversaries of the grant date. The grant date for each option is the date ten years prior to the option expiration date, as all options have a ten year term.

(2)
This column reflects the following:

	RSUs under the ISP(a)	PSAs that have converted to RSUs(b)	MSPP RSUs(c)
David E. Berges	106,769	35,989	—
Nick L. Stanage	83,963	—	—
Wayne C. Pensky	29,515	2,530	2,839
Ira J. Krakower	30,146	7,634	—
Robert G. Hennemuth	19,475	7,224	—
Doron D. Grosman	—	—	—

(a)
RSUs granted under the ISP, which generally vest and convert into shares at the rate of one-third per year on each of the first three anniversaries of the grant date.

(b)
PSAs for which the performance period has ended, the level of performance attained has been determined, and which have been converted into a certain number of RSUs that then converted into shares on January 1, 2010

(c)
RSUs that were issued under the MSPP. These were issued on January 22, 2008 at a purchase price of $16.0256 per RSU at the election of Mr. Pensky in lieu of a portion of his bonus for 2007. These RSUs vest at the rate of one-third per year on each of the first three anniversaries of the grant date, and convert into shares at the end of the three year vesting period. See page 54 for further information regarding the MSPP.
(3)
Values were computed using a price of $12.98 per share, the closing price of Hexcel common stock on December 31, 2009.

(4)
This column reflects the shares that each NEO would receive under the PSA granted on January 26, 2009 at the threshold level, which is 50% of target. The January 26, 2009 grants, including the number of shares that will be awarded to each NEO if the threshold, target or maximum levels of the performance measure were obtained, are included in the "Grants of Plan-Based Awards in 2009" table above under the column "Estimated Possible Payouts Under Equity Incentive Plan Awards." In early 2012 each NEO will receive a number of shares of common stock based on the extent to which the performance criteria for the PSAs is attained. This column does not reflect any shares to be received under the PSAs granted on January 28, 2008, because the company did not meet the threshold level of the performance criteria for these PSAs.

(5)
On July 30, 2001, Mr. Berges' hire date with Hexcel, he was granted an option to purchase 275,000 shares of common stock. The option provided that it would become exercisable in full on July 29, 2011, subject to earlier vesting, in whole or in part, if the price of a share of Hexcel common stock reached $15.75, $21.00 and $26.25 over a consecutive thirty-day trading period. The option vested as to one-third of the underlying shares in 2005 as Hexcel stock closed at $15.75 or higher for thirty consecutive trading days, and vested as to an additional one-third of the underlying shares in 2006 as Hexcel stock closed at $21.00 or higher for thirty consecutive trading days. The option will vest immediately as to the remaining one-third of the underlying shares if Hexcel stock closes at above $26.25 for thirty consecutive trading days.

(6)
In addition to the unvested RSUs reflected in this table, as of December 31, 2009, Mr. Pensky held 1,420 RSUs under the MSPP that have vested but have not yet converted into shares of stock. The value of these RSUs, based on the closing price of Hexcel common stock on December 31, 2009, $12.98, is $18,432.

(7)
This represents that actual number of shares Mr. Grosman is entitled to receive from his 2009 PSA. Our 2009 PSA Agreements provide that, if an employee is terminated without cause during the first year of the three-year performance cycle, then the employee receives a payout, based on the level of achievement of the applicable performance measure, which is pro-rated for the number of months worked during the year.

Option Exercises and Stock Vested in 2009

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
David E. Berges	—	—	43,134		351,114
Nick L. Stanage	—	—	—		—
Wayne C. Pensky	17,500	59,719	8,940	(2)	76,200	(2)
Ira J. Krakower	71,000	316,614	12,716		105,693
Robert G. Hennemuth	—	—	10,676		76,073
Doron D. Grosman	—	—	—		—

(1)
Reflects RSUs that vested during 2008. This includes regular RSUs that were granted in 2006, 2007 and 2008 with a vesting schedule of 1/3 of the shares subject to the grant on each of the three anniversaries of the grant date, and RSUs that resulted from the 2006 PSA, as follows:

	RSUs	2006 PSA
David E. Berges	28,474	14,660
Wayne C. Pensky	8,004	936
Ira J. Krakower	9,857	2,859
Robert G. Hennemuth	8,373	2,303
(2)
In addition to the shares listed, 1,420 RSUs underlying an award granted to Mr. Pensky under the MSPP on January 22, 2008 vested, but did not convert into shares, in 2009. The value of these 1,420 shares, based on the closing share price on the date of vesting, was $10,792.

Pension Benefits in Fiscal 2009

        Our NEOs participate in the following pension plans and arrangements:

        Supplemental Executive Retirement Agreements with Messrs. Berges, Stanage, Krakower and Grosman.    In May 2000 we entered into a supplemental executive retirement agreement (SERP) with Mr. Krakower. In July 2001, upon Mr. Berges commencing employment with us, we entered into a SERP with Mr. Berges. In November 2009, upon Mr. Stanage commencing employment with us, we entered into a SERP with Mr. Stanage. We were also party to a SERP with Mr. Grosman during his employment with us. Each SERP provides for a retirement benefit intended to supplement the executive's retirement income from our 401(k) plan and Nonqualified Deferred Compensation Plan (described on page 53). On December 31, 2008, we amended and restated the SERPs with Mr. Berges and Mr. Krakower, primarily to comply with new tax regulations regarding deferred compensation. The material features of the SERPs are as follows:

  •
  The monthly normal retirement benefit is equal to the product of the executive's final average pay, benefit percentage and vesting percentage, offset by any vested contributions made by us under our 401(k) plan and supplemental 401(k) plan. Mr. Krakower's benefit is also offset by his accrued benefit under our former qualified pension plan.

  •
  Final average pay equals the executive's average monthly compensation for the highest paid 36 months out of his final 60 months of employment, and includes salary and bonus, but not equity compensation. Bonus is deemed to be earned ratably over the period in which it was earned.

  •
  The current vesting percentage for each of Messrs. Berges and Krakower is 100%, and the current vesting percentage for Mr. Stanage is zero. The SERP is unvested for the first five years of service (subject to acceleration n certain circumstances as described below), and becomes fully vested on the fifth year of service.

    •
    The benefits percentages are as follows:

    •
    Mr. Berges: 1/2 of 1% for each of the first 96 months of service, and 1/6 of 1% for each of the next 60 months of service.

    •
    Mr. Krakower: 5/12 of 1% for each of the first 60 months of service, 1/4 of 1% for each of the next 60 months of service, and 1/6 of 1% for each additional month of service.

    •
    Mr. Stanage: 7/30 of 1% for each month of service, but shall not increase further once Mr. Stanage reaches age 65. Mr. Grosman's agreement contained the same benefits percentage.

  •
  Upon retirement after reaching age 65, the executive will receive a lump sum that is actuarially equivalent to a lifetime payment stream of the monthly normal retirement benefit starting the month after employment terminates and ending on death, but is guaranteed to be at least 120 monthly payments.

  •
  If the executive's employment terminates prior to age 65 (early retirement), he will receive a lump sum that is actuarially equivalent to a lifetime payment stream of the monthly normal retirement benefit, reduced by 3% for each year by which the date of the first payment precedes age 65. The lump sum is based on an assumed payment stream starting the month after his employment terminates (but no earlier than the month he reaches age 55), and ends on death, but is guaranteed to be at least 120 monthly payments. This does not apply to Mr. Krakower, as he has already attained the age of 65.

  •
  Should the executive die before receiving any benefits under the SERP, the executive's designated beneficiary will receive a lump sum that is actuarially equivalent to the 50% survivor annuity the beneficiary would have received had the executive retired immediately prior to his death and elected to receive his benefit in the form of a 50% joint and survivor annuity. The executive also may elect to have the lump sum survivor benefit calculated on the basis of a 75% or 100% survivor annuity, or for it to equal the full lump sum he would have received had he retired immediately prior to his death. If the executive elects any of these alternative forms of benefit, the additional actuarial cost (above the cost of providing the benefit based on a 50% survivor annuity) reduces the amount of the executive's retirement benefit (and hence the survivor's benefit as well).

  •
  Upon certain other types of termination, the amount of benefit is different:

  •
  Termination for cause—no benefits are payable

  •
  Termination without cause, or by the executive for good reason

  •
  For Mr. Berges and Mr. Krakower, 12 months of service are added for purposes of computing the benefits percentage

  •
  For Mr. Stanage, upon such a termination after May 9, 2011, the vesting percentage is 100% regardless of whether Mr. Stanage has been employed by us for five years, and 12 months of service are added for purposes of computing the benefits percentage; upon such a termination prior to May 9, 2011, no benefits are payable

  •
  Mr. Grosman's agreement provided that 12 months of service would be added for purposes of computing the benefits percentage, and that the vesting percentage would be 100%, regardless of how long Mr. Grosman had been employed by us

    •
    Upon termination without cause, or by the executive for good reason, within two years after a change in control or during a period which qualifies as a potential change in control

    •
    For Mr. Berges and Mr. Krakower, 36 months of service are added for purposes of computing the benefits percentage

    •
    For Mr. Stanage, 36 months of service are added (if the termination is on or before November 9, 2014), or 24 months are added (if the termination is after November 9, 2014) for purposes of computing the benefits percentage, and the vesting percentage is 100% regardless of how long Mr. Stanage has been employed by us

    •
    Mr. Grosman's agreement provided for 36 months of service to be added for purposes of computing the benefits percentage, and that the vesting percentage would be 100% regardless of how long Mr. Grosman was employed by us

    •
    Upon termination due to disability, the lump sum is calculated without reduction if the assumed payment stream would start prior to age 65.

    These enhanced benefits payable upon termination are quantified in the table on page 60.

  •
  The executive may choose to receive an actuarially equivalent payment stream in lieu of a lump sum, in accordance with the requirements of Section 409A of the Internal Revenue Code.

        Upon Mr. Grosman's termination on August 9, 2009, Mr. Grosman became vested in his SERP, and we added 12 months of service in computing his benefit. An aggregate total of $568,831 was paid to Mr. Grosman in connection with his SERP, which amount is reflected in the Summary Compensation Table on page 41 and in the Pension Benefits Table below.

        Retirement Agreements with Messrs. Pensky and Hennemuth.    We entered into an Executive Deferred Compensation and Consulting Agreement (EDCA) with Mr. Pensky in June 1995 and with Mr. Hennemuth in March 2006. On December 31, 2007, we amended the EDCAs with Messrs. Pensky and Hennemuth, primarily to comply with new tax regulations regarding deferred compensation. The material terms of the EDCAs, as amended, are as follows:

  •
  The executive is entitled to receive a monthly benefit upon retirement equal to 1/12th of his accrued benefit. The accrued benefit is equal to 1.5% of the executive's aggregate salary and cash bonuses earned while employed by us multiplied by a fraction of X/67, with X=the number of months the executive has been employed by us since entering into his EDCA, subject to a maximum of 67 months.

  •
  The normal monthly retirement benefit is payable starting the month after employment terminates on or after age 65 and ending on death, but is guaranteed to be at least 120 monthly payments; any payments after death are made to a surviving beneficiary or the executive's estate.

  •
  If the executive's employment terminates prior to age 65, then

  •
  the payments will be actuarially reduced to reflect commencement prior to age 65

  •
  the executive's monthly retirement benefit will start the calendar month after he terminates employment and will end on death, but is guaranteed to be at least 120 monthly payments; any payments after death are made to a surviving beneficiary or the executive's estate.

  •
  If the executive dies prior to commencement of payments to him, a benefit is payable to his beneficiary for the duration of the beneficiary's life, and is based on the actuarial equivalent of the early retirement benefit described above, as if the executive had retired immediately prior to his death.

  •
  Upon a change in control, the executive's benefits become payable.

  •
  Upon termination for cause, no benefits are payable.

  •
  Each executive has agreed to consult with us at our request for up to ten days a year for a period of ten years following his termination of employment with Hexcel.

  •
  Each executive has agreed not to solicit our employees and not to engage in any activity competitive with our business for ten years after termination of his employment with us, unless he can show that such actions were taken without the use of confidential information regarding Hexcel.

  •
  The executive is entitled to an additional amount based on the value of Hexcel providing medical, dental and life insurance from termination of employment to age 75. No benefit is provided if the executive has less than five years of service at termination.

  •
  the value of the medical and dental insurance is based on the group insurance provided by Hexcel to its employees at the time of termination of the executive's employment

  •
  the amount gets added to the value of the lump sum or increases the annuity, depending on the form of payment chosen by the executive.

  •
  The executive may elect to receive his benefit in the form of a lump sum upon termination of employment that is actuarially equivalent to the annuity to which the executive is entitled.

  •
  Provided we consent in our sole discretion, the executive may elect to receive his benefit in the form of any type of life annuity that is actuarially equivalent to the monthly benefit provided for in the EDCA.

  •
  The elections described above, as well as all other elections as to forms of payment, and the timing of payments, must be made in compliance with Section 409A of the Internal Revenue Code

        Messrs. Pensky and Hennemuth have elected to receive their EDCA benefit in the form of an actuarially equivalent lump sum.

        Pension Benefits Table.    The table below shows the present value of accumulated benefits payable to each NEO as of December 31, 2009, including the number of years of service credited to each NEO, under each pension and retirement plan listed below, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. The table also shows payments made to the NEOS under the plans indicated during 2009.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
David E. Berges	Supplemental Executive Retirement Agreement	8.42	10,483,426	0
Nick L. Stanage	Supplemental Executive Retirement Agreement	0.17	39,203	0
Wayne C. Pensky	Executive Deferred Compensation Agreement	16.42	901,442	0
Ira J. Krakower	Supplemental Executive Retirement Agreement	13.33	3,108,900	0
Robert G. Hennemuth	Executive Deferred Compensation Agreement	3.75	426,281	0
Doron D. Grosman	Executive Deferred Compensation Agreement	N/A	N/A	568,831	(2)

(1)
The amounts in this column were calculated assuming retirement at age 65 (except with respect to Mr. Krakower, who was over age 65 at December 31, 2009), the normal retirement age under the relevant pension plans and arrangements, and using the interest rate and mortality assumptions consistent with those used in the preparation of Hexcel's financial statements. See Note 8, "Retirement and Other Postretirement Benefit Plans" to the consolidated financial statements, and the discussion under the heading "Retirement and Other Postretirement Benefit Plans" in Management's Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended December 31, 2009, for a description of these interest rate and mortality assumptions.

  These amounts represent the amounts required to be disclosed by SEC rules, and assume that each currently active executive will retire at the normal retirement age under the plan, which is age 65 (except with respect to Mr. Krakower, who was over age 65 at December 31, 2009), and reflect a discount rate of 4.55% to determine the present value of the lump sum payable at age 65, which rate is used for purposes of pension calculations in our financial statements. The actual amount that would have been paid to Mr. Berges under his SERP had he terminated his employment as of December 31, 2009 is $13,101,218. The actual amount that would have been paid to Mr. Stanage under his SERP had he terminated his employment as of December 31, 2009 is $0 since he did not have five years of service. The actual amount that would have been paid to Mr. Pensky under his EDCA had he terminated his employment as of December 31, 2009 is $1,320,960. The reasons that the amounts for Messrs. Berges and Pensky are higher than the amounts reflected above in the table is because the SERP and EDCA documents specify a different interest rate to be used to calculate lump sums, and also provide for subsidized early retirement benefits. The actual amount that would have been paid to Mr. Hennemuth under his EDCA had he terminated his employment as of December 31, 2009 is $196,250. This amount is lower than the amounts specified in the table above because, until Mr. Hennemuth has been employed by us for five years, he is not entitled to the value of certain continuing medical and life insurance benefits, as described above.

(2)
Represents the amount paid to Mr. Grosman under his SERP. Mr. Grosman's benefit was calculated using a vesting percentage of 100% and a benefits percentage based on actual months of service plus 12 months. Of the total amount, $262,637 was paid in September 2009, and $306,194 was paid in 2010. The portion paid in 2010 was delayed because it could not be calculated until Mr. Grosman's cash bonus for 2009 under the MICP was determined.

Nonqualified Deferred Compensation in Fiscal Year 2009

        All information in the table below is with respect to our Nonqualified Deferred Compensation Plan ("NDCP") or Management Stock Purchase Plan ("MSPP"). The NDCP is an unfunded plan that permits a select number of highly compensated employees to defer a percentage of their pay and receive Hexcel matching and profit sharing contributions above the IRS limits permitted under our qualified 401(k) plan. Terms of the plan are as follows:

  •
  participants can defer any amount of their cash compensation (salary and bonus) on a pre-tax basis

  •
  all of our matching contributions are made on the same 50% basis as described on page        with respect to the qualified 401(k) plan, but only with respect to the participant's deferrals under the NDCP up to 6% of their compensation in excess of the compensation taken into account for purposes of determining contributions to the qualified 401(k) plan

  •
  all of our other contributions—discretionary profit-sharing, and fixed weekly contributions—are made on the same basis as described on page 34 with respect to the qualified 401(k) plan, but only with respect to the amount of the participant's compensation in excess of the amount used for purposes of determining contributions to the qualified 401(k) plan

  •
  employee and company contributions are 100% vested at all times.

  •
  the investment options generally mirror those available in our qualified 401(k) plan, except that the Hexcel stock fund is not an option

  •
  distributions are in a lump sum or in a series of monthly, quarterly or annual installments after termination of service, as elected by the employee

  •
  in-service distributions are generally prohibited except in the case of an unforeseeable emergency

  •
  loans from the NDCP are prohibited

        Mr. Pensky participated in the NDCP in 2009. Messrs. Berges, Stanage, Krakower, Hennemuth and Grosman did not participate in the NDCP in 2009, and instead received a taxable cash payment equal to the contributions they would have received if they participated. Hexcel's contributions to this plan for the NEOs or related payments to the NEOs in 2009 are included in "All Other Compensation" in the Summary Compensation Table on page 41.

        Under the MSPP, up until 2007 certain senior executives were given the opportunity to apply a portion of their annual cash bonus to purchase RSUs at a price of 80% of the average of the closing price of Hexcel common stock for the five trading days preceding the date of grant. The RSUs vest at the rate of one-third per year for three years, and convert to shares of Hexcel common stock on a one-to-one basis on the third anniversary of the grant date. Mr. Pensky deferred $68,256 of his 2007 cash bonus to purchase 4,259 RSUs under the MSPP at a price of $16.0256 per RSU on January 22, 2008. This deferred amount is reflected in the "Non-Equity Incentive Plan Compensation" column for 2007 in the Summary Compensation Table on page 41. The difference between the price paid by Mr. Pensky for the RSUs and the fair market value of the RSUs on the date of grant was $12,029, and is reflected in the "All Other Compensation" column for 2007 in the Summary Compensation Table on page 41. This plan was discontinued with respect to annual cash bonuses for years after 2007.

	Name of Plan	Executive Contributions in Last FY($)(1)		Registrant Contributions in Last FY($)(2)		Aggregate Earnings in Last FY($)(3)		Aggregate Balance at Last FYE($)(4)
David E. Berges	NDCP	—		—		9,982		332,052
Nick L. Stanage	NDCP	—		—		—		—
Wayne C. Pensky	NDCP	21,830		25,723		3,811		191,977
	MSPP	10,792	(5)	—		7,640	(6)	18,432	(7)
Ira J. Krakower	NDCP	—		—		—		—
Robert G. Hennemuth	NDCP	—		8,390	(8)	1,833		53,242
Doron D. Grosman	NDCP	—		—		—		—

(1)
The NEO's contributions to the NDCP are included in the "Salary" column in the Summary Compensation Table on page 41.

(2)
Hexcel's contributions to the NDCP are included in the "All Other Compensation" column in the Summary Compensation Table on page 41.

(3)
The aggregate annual earnings in 2009 are not reported in the Summary Compensation Table, as SEC rules provide that only above-market or preferential earnings be reported in that table.

(4)
The NEO's contributions to the NDCP in prior years, and Hexcel's contributions to the NDCP in prior years, were included in the Summary Compensation Table for the year in which the amount was contributed. Under the MSPP, the amount of bonus deferred to purchase the RSUs, as well as the difference between the price paid by the NEO for the RSUs and the fair market value of the RSUs on the date of grant, were included in the Summary Compensation Table for the year with respect to which the applicable bonus was earned.

(5)
Represents the value of RSUs granted to Mr. Pensky under the MSPP that vested, but did not convert into shares, on January 22, 2009. The value is based on the closing price of Hexcel stock on the date of vesting, which was $7.60.

(6)
Represents the difference between the value of the RSUs as of December 31, 2009 (based on a stock closing price of $12.98 per share) and the value of the RSUs on the date of vesting (see footnote (5) above).

(7)
Represents the value of the RSUs as of December 31, 2009, based on a closing price of Hexcel stock of $12.98 per share.

(8)
Mr. Hennemuth did not participate in the NDCP in 2009. This amount represents (i) the portion of the profit-sharing payment made by Hexcel under the qualified 401(k) plan for 2008 that was in excess of the applicable IRS limit, which was paid in 2009, and (ii) a true-up adjustment made with respect to 2008, that was paid in 2009.

Potential Payments upon Termination or Change in Control

  Severance Agreements and Arrangements

        Under Mr. Berges' employment agreement, we have agreed to make certain payments to Mr. Berges upon termination of his employment under certain circumstances. In particular:

  •
  in the event that we terminate Mr. Berges for any reason other than for disability or cause, or if Mr. Berges terminates his employment for good reason, then Mr. Berges will receive

  •
  an annual bonus prorated for the portion of the year he was employed

  •
  a lump sum payment equal to two times the sum of his then current base salary and his average bonus over the prior three years

  •
  participation for two years after termination in all medical, dental, life insurance and other welfare and perquisite plans and programs in which Mr. Berges was participating on the date of termination

  •
  in the event that we terminate Mr. Berges for any reason other than for disability or cause, or if Mr. Berges terminates his employment for good reason, in each case during a period which qualifies as a potential change in control period or within two years after a change in control, Mr. Berges will receive the same payments and benefits as described above except that

  •
  the lump sum payment will be equal to three times the sum described above

  •
  participation in health, welfare and perquisite plans and programs will be for three years instead of two

  •
  Mr. Berges will be entitled to receive a modified gross-up payment for any excise tax incurred under Section 280G of the Internal Revenue Code, but only if the total "parachute payments" exceed Mr. Berges' untaxed safe harbor amount by 10% or more. We have agreed to reimburse Mr. Berges for the excise tax as well as any income tax and excise tax payable by Mr. Berges as a result of any reimbursements for the excise tax.

  •
  in the event of termination due to death or disability, Mr. Berges will receive an annual bonus prorated for the portion of the year he was employed

        Mr. Berges has agreed that, in consideration for these payments, he will not compete with us in any capacity for a period of two years following the termination of his employment. This includes, for example, any situation in which Mr. Berges is an employee of, consultant to, or owner of a business. If Mr. Berges' termination is in connection with change in control, the period is extended to three years.

However, this restriction would not apply if Mr. Berges' duties and responsibilities with a company that competes with us do not relate to the business segment of that company that competes with us. Mr. Berges also agreed to customary terms regarding our ownership of, and the protection and confidentiality of, our trade secrets, proprietary information, and processes, technologies, designs and inventions.

        We have entered into executive severance agreements with each of Messrs. Stanage, Pensky, Krakower and Hennemuth that contain, and we had an executive severance agreement with Mr. Grosman that contained, terms substantially similar to the severance terms described above for Mr. Berges, except that

  •
  if we terminate the executive for any reason other than for disability or cause, or if the executive terminates his employment for good reason, then

  •
  the lump sum payment will be equal to the sum of his then current base salary and his average bonus over the prior three years (rather than two times the sum)

  •
  the applicable non-compete term, and the term for continuation of benefits, will be one year instead of two

  •
  in the case of Mr. Grosman, if termination was after February 12, 2012, the lump sum payment would have been one and a half times the sum of his then current base salary and his average bonus over the prior three years

  •
  in the case of Messrs. Pensky, Krakower and Hennemuth, there is no term providing for an annual bonus pro-rated for the portion of the year the executive was terminated, and so whether such bonus is paid would be determined in accordance with the terms of the MICP

  •
  in the case of Mr. Stanage, upon termination for any reason other than for disability or cause, or if Mr. Stanage terminates his employment for good reason, in each case during a period which qualifies as a potential change in control period or within two years after a change in control, if the termination is after November 9, 2014, then

  •
  the lump sum payment will be equal to two times the sum of his then current base salary and his average bonus over the prior three years (rather than three times the sum)

  •
  the applicable non-compete term, and the term for continuation of benefits, will be two years instead of three

  •
  in the case of Mr. Stanage, the modified gross-up payment for excises tax incurred under Section 280G of the Internal Revenue Code will not apply only if the applicable change in control occurs after November 9, 2014

  •
  upon the executive's death, if the amount received by the executive's estate as payment under the insurance policy that we provide to the executive is less than two times the sum of the executive's then current base salary and his average bonus over the prior three years, then we will pay the difference to the executive's estate (in Mr. Stanage's case the benefit is capped at $1,500,000)

  Retirement Agreements

        As described on page 59, our NEOs are party to various arrangements that provide for benefits payable upon retirement. As described on page 50, the SERP agreements that we entered into with Messrs. Berges, Stanage, Krakower and Grosman provide for enhanced benefits upon our termination of the executive without cause, the executive's termination for good reason or the executive's termination during a potential change of control or within two years after a change in control. None of our other retirement programs provide for any form of enhanced or accelerated benefit upon termination of the executive for any reason.

  Equity Awards

        Each of our NEOs have various NQOs, RSUs, PSAs and, in some cases, MSPP RSUs outstanding. Upon termination of employment of an NEO, the treatment of the equity award depends on the nature of the termination. Below is a description of what happens to the NEO's outstanding equity awards upon each different type of termination and upon a change in control.

  NQOs

  •
  Voluntary departure or termination without cause—upon any termination other than retirement, disability, death, or cause, the NEO has 90 days to exercise the option to the extent vested; to the extent not vested, the option terminates.

  •
  Disability/Death—all options vest and remain exercisable for one year.

  •
  Retirement—any unvested NQOs continue to vest on the schedule set forth in the option agreement, and the NEO has five years from the date of retirement to exercise the NQOs (but in no event can the NEO exercise an NQO after the expiration of the ten-year term of the option)

  •
  Cause—all options are forfeited.

  •
  Change in control—all options vest, and if the NEO is terminated without cause or terminates his employment for good reason within two years after the change in control, the option remains exercisable for three years.

  RSUs

  •
  Voluntary departure or termination without cause—all RSUs are forfeited.

  •
  Disability/Death—all RSUs vest and convert to stock.

  •
  Retirement—all RSUs continue to vest on the schedule set forth in the RSU agreement.

  •
  Cause—all RSUs are forfeited.

  •
  Change in control—all RSUs vest and convert to common stock.

  MSPP RSUs

  •
  Voluntary departure or termination for cause—vested MSPP RSUs convert to shares of common stock; unvested MSPP RSUs are forfeited and the NEO receives back the cash deferred to purchase the unvested MSPP RSUs

  •
  Termination without cause, or due to death or disability, or as a result of retirement—all MSPP RSUs vest and convert to shares of common stock.

  •
  Change in control—all MSPP RSUs vest and convert to common stock.

  PSAs

  •
  Voluntary departure or termination for cause—the entire award is forfeited.

  •
  Termination without cause, or due to disability, death or retirement, or for good reason—the NEO is entitled to a pro rata award based on the portion of the performance period for which he was employed, and also based on the extent to which the performance target is attained.

  •
  Change in Control—the PSA is paid out at target immediately, unless an acquiring company exchanges the PSA for the right to receive a comparable publicly traded security, in which case the PSA is paid out at target at the end of the performance period.

        An employee generally qualifies for retirement if, upon termination of employment for any reason other than for cause, he is age 65 or age 55 with five or more years of service with Hexcel.

        Our agreements relating to NQOs, RSUs and PSAs require that the employee comply with any obligation of confidentiality to us contained in any written agreement signed by the employee, and refrain from competing with Hexcel. The non-compete provision is substantially similar to that contained in the severance arrangements of our NEOs described above. If the employee fails to comply with this requirement, then any outstanding equity grants are canceled.

  Change in Control; Good Reason; Cause

        A "Change in Control" is generally defined in our plans and agreements to mean any of the following:

  •
  the acquisition by any third party of 50% or more of our common stock

  •
  the acquisition by any third party of 40% or more of our common stock within a 12 month period

  •
  a majority of the directors as of the date of the plan or agreement are replaced with persons who are not either (i) approved by the existing directors or (ii) approved by persons who were approved replacements of the existing directors

  •
  a merger of Hexcel or a sale of all or substantially all the assets of Hexcel, except if (i) the stockholders of Hexcel prior to the transaction own the company resulting from the transaction in substantially the same proportion as they owned Hexcel prior to the transaction and (ii) the directors of Hexcel before the transaction

        "Good reason" is generally defined in our plans and agreements to mean:

  •
  A material diminution in the executive's position, duties, responsibilities or authority

  •
  A material reduction in the executive's base salary

  •
  Failure by us to continue any compensation plan in which the executive participates which is material to the executive's total compensation, unless replaced with a plan of substantially equivalent value

  •
  Failure by us to continue to provide the executive with the benefits enjoyed by the executive under our pension, savings, life insurance, medical, health, accident, and disability plans in which the executive was participating, except for across-the-board changes similarly affecting all executives, or failure by us to continue to provide the executive with at least twenty paid vacation days per year (or more if the executive is entitled to more under our vacation policy)

  •
  Failure to provide facilities or services which are reasonably necessary for the executive's position

  •
  Failure of any successor to Hexcel to assume our obligations under the relevant plan or agreement hereunder or failure by us to remain liable to the executive after such assumption

  •
  In the case of the severance or SERP agreements, any termination by us of the executive's employment which is not effected pursuant to a notice that complies with the relevant agreement

  •
  The relocation of the executive's principal place of employment to a location more than fifty (50) miles from the executive's place of employment as at the date of the relevant agreement

  •
  Failure to pay the executive any portion of compensation within seven (7) days of the date such compensation is due

        "Cause" is generally defined in our plans and agreements applicable to NEOs to mean (1) the willful and continued failure by the NEO to substantially perform his duties after we have notified the executive in writing with specificity of the nonperformance or (ii) the willful engagement by the NEO in misconduct that materially harms us. Before we can terminate an NEO for cause, our Board must give the NEO notice describing the reasons we intend to terminate the NEO for cause and must pass a resolution approved by at least two-thirds of the Board determining that the NEO is guilty of the improper conduct, and must provide the NEO with the opportunity to be heard before the Board with counsel present.

  Benefits Payable upon Termination of Employment on December 31, 2009

        As described above, the following agreements and arrangements with our NEOs provide for severance or enhanced benefits upon termination of employment or a change in control:

  •
  severance benefits payable to Mr. Berges under his employment agreement and to Messes. Stanage, Pensky, Krakower and Hennemuth under their executive severance agreements;

  •
  enhanced benefits payable under the SERP agreements we entered into with Messrs. Berges, Stanage and Krakower upon certain terminations; and

  •
  the treatment of our various equity awards upon certain types of termination, as described on page 57.

In addition, as described on page 34 we provide an additional death benefit for each of our NEOs. Other than these benefits and enhancements, there are no agreements, arrangements or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment that are not available to salaried employees generally.

        The table below describes the potential benefits and enhancements under the company's compensation and benefit plans and arrangements to which the NEOs, other than Mr. Grosman, would be entitled upon termination of employment or a change in control as of December 31, 2009. The table also reflects the actual payments made to Mr. Grosman as a result of his involuntary termination on August 7, 2009. However, the following items are excluded from the table:

  •
  The amounts reflected in the middle column of the "Pension Benefits" table on page 52, all of which are vested; however, see note 1 to the "Pension Benefits" table for the actual amount that each of Messrs. Berges, Stanage, Pensky and Hennemuth would have been paid had the executive voluntarily terminated his employment with us on December 31, 2009

  •
  The balances under the NDCP listed in the "Nonqualified Deferred Compensation" table on page 54, all of which are vested

  •
  Benefits provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as accrued salary, vacation pay and distributions under an employee's 401(k) plan

        None of the payments or benefits reflected in the chart below would be payable solely in the event of a change of control without a subsequent termination, except for payment to Mr. Pensky or Mr. Hennemuth of his EDCA benefit and vesting and conversion of the equity awards (and the related values) reflected below.

Benefits Payable Upon Termination of Employment on December 31, 2009

		Cash Severance ($)(1)	Incremental Benefit under SERP or EDCA ($)(2)	Benefits Continuation ($)(3)	Accelerated Vesting of Equity Awards (value based on 12/31/2009 share price) ($)(4)	Excise Tax Gross-Up ($)(5)	Payment under MICP ($)(6)		Total Termination Benefits ($)
David E. Berges
•	Voluntary retirement	—	—	—	—	—	—		—
•	Involuntary or good reason termination	3,446,346	553,265	15,288	—	—	—		4,014,899
•	Involuntary or good reason termination after change in control	5,169,519	1,660,197	22,932	925,414	—	—		7,778,062
•	Death	1,500,00	—	—	—	—	—		1,500,000
•	Disability	—	2,132,756	—	—	—	—		2,132,756

Nick L. Stanage
•	Voluntary retirement	—	—	—	—	—	—		—
•	Involuntary or good reason termination	535,000	—	9,883	—	—	—		544,883
•	Involuntary or good reason termination after change in control	1,605,000	1,201,402	29,649	1,089,840	1,258,605	—		4,087,975
•	Death	1,070,000	—	—	1,089,840	—	—		2,159,840
•	Disability	—	104,881	—	1,089,840	—	—		2,291,242

Wayne C. Pensky
•	Voluntary retirement	—	—	—	—	—	—		—
•	Involuntary termination	529,372	—	9,883	124,776	—	—		664,031
•	Involuntary or good reason termination after change in control	1,588,116	—	29,649	1,121,934	—	—		2,739,699
•	Death	1,000,200	—	—	880,025	—	—		1,880,225
•	Disability	—	—	—	880,025	—	—		880,025

Ira J. Krakower
•	Voluntary retirement	—	—	—	—	—	—		—
•	Involuntary or good reason termination	515,500	152,965	5,709	—	—	—		674,174
•	Involuntary or good reason termination after change in control	1,546,500	458,894	17,127	191,505	—	—		2,214,026
•	Death	999,239	—	—	—	—	—		999,239
•	Disability	—	—	—	—	—	—		—

Robert G. Hennemuth
•	Voluntary retirement	—	—	—	—	—	—		—
•	Involuntary or good reason termination	478,452	—	12,955	88,141	—	—		579,548
•	Involuntary or good reason termination after change in control	1,435,357	—	38,865	771,046	607,860	—		2,853,128
•	Death	950,721	—	—	603,819	—	—		1,554,540
•	Disability	—	—	—	603,819	—	—		603,819

Doron D. Grosman
•	Involuntary termination on August 7, 2009	535,000	568,831	12,955	165,988	—	614,595	(6)	1,897,369

(1)
Involuntary or good reason termination, with or without a change in control. For all NEOs except Mr. Grosman, Represents the lump sum cash payment that would have been paid to the executive under his employment agreement, employment and severance agreement or executive severance agreement, as applicable. For Mr. Grosman, represents the actual payment made to Mr. Grosman under his executive severance agreement.

Death. Represents the death benefit we agreed to provide to the executive which, as described on page 34, is in the form of an insurance policy maintained by us; to the extent the death benefit exceeds the maximum insured amount, we have agreed to make a payment directly to the executive's estate for the excess amount.

(2)
For all NEOs except Mr. Grosman, represents the difference between (a) the actual lump sum the NEO would have received upon the indicated type of termination on December 31, 2009, and (b) the lump sum the NEO would have received had he voluntarily terminated his employment on December 31, 2009. For Mr. Grosman, represents the actual amounts paid to Mr. Grosman under his SERP. For Messrs. Berges, Pensky and Hennemuth, the actual lump sum the executive would have received had he voluntarily terminated his employment on December 31, 2009 is set forth in footnote (1) to the Pension Benefits Table on page 52. Mr. Stanage would not have received any payment under his SERP had he voluntarily terminated his employment on December 31, 2009 since his SERP is not vested. The actual lump sum Mr. Krakower would have received had he voluntarily terminated his employment on December 31, 2009 is equal to the amount set forth under the column titled "Present Value of Accumulated Benefit" in the Pension Benefits Table on page 52. Neither Mr. Pensky nor Hennemuth would receive any enhancement to his EDCA benefits as a result of any type of termination of employment or a change of control.

(3)
Represents the value of welfare/medical benefits for (a) two years (in the case of Mr. Berges) or one year (in the case of Messrs. Stanage, Pensky, Krakower, Hennemuth and Grosman), upon involuntary or good reason termination without a change in control, and (b) three years in the event of involuntary or good reason termination following a change in control.

(4)
Reflects the value of equity awards that were unvested on December 31, 2009, and that would have vested as a result of the indicated type of termination of employment of the NEO. RSUs are valued at $12.98 per RSU, the closing price of Hexcel common stock on December 31, 2009. Unvested NQOs are valued at the difference between $12.98 and the exercise price of the option; no value is attributed to NQOs if the exercise price is greater than $12.98. Vested NQOs are not reflected in the table regardless of the exercise price. PSAs are valued at $12.98 as well. For PSAs, reflects the value of the additional shares, if any, the NEO would have received as a result of the specified type of termination on December 31, 2009 as compared to a voluntary departure on the part of the NEO on such date. For all PSAs, in the event of a termination in connection with a change of control, it is assumed the acquiring company does not exchange the PSAs for the right to receive a comparable publicly traded security, and therefore assumes payout at target. No value is attributed to unvested MSPP RSUs held by Mr. Pensky, as the value of the unvested MSPP RSUs, assuming a price of $12.98 per MSPP RSU, is less than the cash bonus amount under the MICP originally deferred by Mr. Pensky to acquire the unvested MSPP RSUs. Vested MSPP RSUs are not reflected in the table regardless of the cash bonus amount deferred to acquire the unvested MSPP RSUs.

The value of an equity award is not included in this chart if the NEO could have retired on December 31, 2009 and either received the equity award immediately or on the schedule set forth in the applicable equity award agreement after retirement. Messrs. Berges and Krakower qualified for retirement under the terms of their NQO, RSU and PSA agreements, and therefore (i) no value is reflected for their NQOs and RSUs, and (ii) for their PSAs, no value is reflected in any termination scenario except for a change in control, in which case the value represents the additional shares, if any, the executive would have received upon termination in connection with a change in control on December 31, 2009 (based on a payout at target) and the value of the shares the NEO would have received if he retired on December 31, 2009 (which would have resulted in a pro-rata payout based on the portion of the performance period the executive was employed, and the extent to which the company achieved the applicable performance measure).

With respect to Mr. Grosman, reflects the value, at December 31, 2009, of the number of shares Mr. Grosman is entitled to receive from his 2009 PSA. Our 2009 PSA Agreements provide that, if an employee is terminated without cause during the first year of the three-year performance cycle, then the employee receives a payout, based on the level of achievement of the applicable performance measure, which is pro-rated for the number of months worked during the year. All of Mr. Grosman's NQOs and RSUs were forfeited and cancelled upon his termination.

(5)
Our severance arrangements with the NEOs provide for a modified gross-up for excise taxes incurred on "excess parachute payments" under section 280G of the Internal Revenue Code. The amounts in the table are based on a 280G excise tax rate of 20%, a statutory 35% federal income tax rate, a 1.45% Medicare tax rate, a 4.35% Michigan state income tax rate and a 5.0% Connecticut state tax rate.

(6)
Under the MICP, if an executive leaves voluntarily prior to the end of the year, it is within our discretion whether to provide an award to the executive for such year. If an MICP participant is involuntarily terminated, he receives an award pro-rated based on the portion of the year the participant was employed. However, Mr. Grosman's executive severance agreement provided that any award paid to him under the MICP for 2009 would not be pro-rated for less than 12 months' service. This amount reflects the MICP award that was paid to Mr. Grosman for 2009.

Director Compensation in 2009

        Our director compensation program is comprised of a mix of cash and stock-based incentive compensation designed to attract and retain qualified candidates to serve on our Board. The program provides for:

  •
  an annual retainer of $30,000 payable quarterly

  •
  an additional annual retainer amount of $10,000 paid to the audit committee chairman

  •
  an additional annual retainer amount of $5,000 paid to committee chairmen other than the audit committee chairman

  •
  attendance fees of $1,500 for each in-person Board meeting and $750 for each telephonic Board meeting and each in-person or telephonic committee meeting

  •
  a grant of RSUs upon initial election to the Board and on each re-election thereafter

  •
  equal to such value as determined by the compensation committee on the advice of its independent compensation consultant and other relevant factors; the value used in 2009 was $50,000, which resulted in a grant of 5,247 RSUs to each director on the date of our 2009 annual meeting

  •
  the RSUs vest daily over the twelve months following the date of grant, and convert into an equal number of shares of Hexcel common stock on the first anniversary of grant unless the director elects to defer conversion until termination of service as a director

        This program is for our outside directors only. Mr. Berges, our Chairman and Chief Executive Officer, receives no additional compensation for serving on our Board.

        Our stock ownership guidelines, which are described on page 35, apply to outside directors in a similar manner as they apply to executive officers. Directors are expected to own shares of our common stock that have a value equal to at least three times their annual cash retainer.

        The table below summarizes the compensation paid by the company to non-employee Directors for the fiscal year ended December 31, 2009.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)
Joel S. Beckman	47,750	50,004	97,754
Lynn Brubaker	45,750	50,004	95,754
Jeffrey C. Campbell	52,750	50,004	102,754
Sandra L. Derickson	50,750	50,004	100,754
W. Kim Foster	42,750	50,004	92,754
Jeffrey A. Graves	43,500	50,004	93,504
David C. Hill	45,750	50,004	95,754
David C. Hurley	43,500	50,004	93,504
David. L. Pugh	47,750	50,004	97,754

(1)
Mr. Berges, our Chairman and Chief Executive Officer, is not listed in this table as he receives no additional compensation for his service as a director. Mr. Berges' compensation is shown in the Summary Compensation Table on page 41.

(2)
Reflects the aggregate grant date fair value of RSUs granted to the director during such year, computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be realized by the NEO. For additional information regarding the assumptions made in calculating these amounts, see Note 11, "Stock-Based Compensation," to the consolidated financial statements, and the discussion under the heading "Critical Accounting Policies—Share-Based Compensation" in Management's Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)
Prior to 2004, we granted NQOs to our outside directors as part of our director compensation program. As of December 31, 2009, our outside directors had RSUs and NQOs outstanding as follows:

	RSUs(a)		Shares Underlying Unexercised NQOs(b)
Joel S. Beckman	13,457	(c)	—
Lynn Brubaker	5,247		—
Jeffrey C. Campbell	14,960		10,000
Sandra L. Derickson	18,920		13,833
W. Kim Foster	9,816		—
Jeffrey A. Graves	9,696		—
David C. Hill	7,618		—
David C. Hurley	14,628		—
David L. Pugh	13,208		—

(a)
For each director, 5,247 RSUs were granted on May 7, 2009, and vest daily over the twelve month period from the grant date. All other RSUs are vested, but conversion into shares was deferred until such time as the director ceases to be a member of the board.

(b)
All of these NQOs are vested.

(c)
Includes 1,590 RSUs held for the benefit of Greenbriar Equity Group LLC. Mr. Beckman disclaims beneficial ownership of these RSUs.

AUDIT COMMITTEE REPORT

        The audit committee is responsible for assisting the Board's oversight of the integrity of Hexcel's financial statements, Hexcel's exposure to risk and mitigation of those risks, Hexcel's independent registered public accounting firm's qualifications, independence and performance, and Hexcel's internal audit function. We also recommend to the Board of Directors, subject to stockholder ratification, the selection of Hexcel's independent registered public accounting firm. We operate under a written charter adopted and approved by the Board of Directors, which was last amended on December 14, 2006.

        Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States. Hexcel's independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States. Our responsibility is to monitor and review these processes.

        We held seven meetings in 2009, held numerous discussions with management and met in executive session, without management, with PricewaterhouseCoopers LLP, Hexcel's independent registered public accounting firm. We also met in executive session, without management present, with Hexcel's Director of Internal Audit. We have reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. We discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees.

        Hexcel's independent registered public accounting firm also provided the written disclosures required by PCAOB Rule No. 3526, Communications with Audit Committees Concerning Independence, and we discussed with the independent registered public accounting firm their independence.

        Based on our review and the discussions referred to above, we recommended that the board include Hexcel's audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC. We have also selected PricewaterhouseCoopers LLP as Hexcel's independent registered public accounting firm for 2010, subject to stockholder ratification.

Jeffrey C. Campbell, Chair
W. Kim Foster
David C. Hill
David C. Hurley
    The Members of the Audit Committee

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

General

        We are asking the stockholders to ratify the audit committee's appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010. The audit committee is not bound by the outcome of this vote but will consider these voting results when selecting the company's independent auditor for 2010.

        PricewaterhouseCoopers LLP has audited our financial statements annually since 1997. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if she desires to do so and will be available to answer appropriate questions from stockholders.

Fees

  Audit Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP for 2009 for professional services rendered for the audit of our annual financial statements and review of the financial statements included in our Forms 10-Q and services provided in connection with foreign statutory and regulatory filings and engagements were approximately $2,373,000. With respect to 2008, the aggregate amount of such fees was approximately $2,565,000.

  Audit-Related Fees

        There were approximately $47,000 in fees billed by PricewaterhouseCoopers LLP in 2009 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not included in the amount for 2009 under "Audit Fees" above. These fees were related primarily to review of filings for the Employee Stock Purchase Plans in Europe and the United States. With respect to 2008, the amount of such fees was approximately $20,000, substantially all of which related to an interim review of one of our foreign holding company's financial statements.

  Tax Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP in 2009 and 2008 for professional services rendered for tax compliance, tax advice and tax planning were approximately $481,000 and $315,000, respectively. For 2009 these fees related primarily to European tax compliance, advice and audit assistance and tax advice related to application for a U.S. Alternative Energy Tax Credit. For 2008 these fees related primarily to European tax compliance, expatriate tax planning and compliance, and tax advice relating to net operating losses and foreign tax credits.

  All Other Fees

        There were no other fees billed by PricewaterhouseCoopers LLP in 2009 or 2008 for professional services rendered to us.

Audit Committee Pre-Approval Policies and Procedures

        Our audit committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service. The committee, as permitted by its pre-approval policy, from time to time delegates the approval of certain permitted services or classes of services to a member of the committee. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the amount of audit and non-audit service fees incurred to date, and to specifically note any fees for services undertaken pursuant to the delegation described above.

Vote Required

        The ratification of the appointment of PricewaterhouseCoopers LLP requires the vote of a majority of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting once a quorum is present. Broker non-votes, if any, will have no effect on the outcome of the vote on this proposal. Abstentions will be counted and will have the same effect as a vote against the proposal. The audit committee is directly responsible for appointing the Company's independent registered public accounting firm, regardless of the outcome of this vote. The audit committee is not bound by the outcome of this vote but will, however, consider these voting results when selecting the Company's independent auditor for 2010.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

        We have adopted a written policy that requires the review and pre-approval of all potential transactions valued at greater than $10,000 in which Hexcel and any of our directors and executive officers or their immediate family members participates or otherwise has an interest. The audit committee is responsible for evaluating and authorizing any transaction with a value greater than $120,000, although any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction in question. The Chief Financial Officer is responsible for evaluating and authorizing any transaction with a value between $10,000 and $120,000, unless the Chief Financial Officer is a related person with respect to the transaction under review, in which case the General Counsel shall be responsible for such evaluation and possible authorization.

        The factors to be considered in determining whether or not to authorize a transaction brought to the attention of the audit committee or the Chief Financial Officer under this policy include the following:

  •
  the terms of the transaction, and whether the terms are no less favorable to Hexcel than would be obtained in the transaction were entered into with a party other than a related person

  •
  the benefits to Hexcel

  •
  the availability of other sources for the product or service that is the subject of the transaction

  •
  the timing of the transaction

  •
  the potential impact of the transaction on a director's independence

  •
  any other factors deemed relevant

Related Person Transactions

        The company had no related person transactions during 2009, and is not currently aware of any proposed related party transactions.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Hexcel common stock. Executive officers, directors, and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, for the year ended December 31, 2009, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent stockholders were complied with, except (i) a Form 4 filed by Mr. Wayne Pensky on January 20, 2009 inadvertently reported that Mr. Pensky acquired 225 more RSUs in connection with a performance-based award than he actually acquired (this was corrected by an amended Form 4 filed on January 5, 2010); and (ii) Mr. Robert G. Hennemuth filed an amended Form 4 on January 26, 2010 to include 1,200 shares of common stock held by Mr. Hennemuth that were inadvertently omitted from his Form 4 filed on January 30, 2009.

OTHER MATTERS

        As of the date of this proxy statement, the board does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. However, if any other matters not known are properly brought before the Annual Meeting, proxies will be voted at the discretion of the proxy holders and in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

        Stockholder proposals intended for inclusion in our proxy materials for the 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be submitted in writing not later than November 24, 2010 to the Corporate Secretary at Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901-3238. If a stockholder wishes to submit a proposal outside of the process of Rule 14a-8, in order for such proposal to be considered "timely" for the purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received at the above address not later than January 6, 2011. In addition, our Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act and nominations for the election of directors at the 2011 Annual Meeting of Stockholders must be submitted, in accordance with the requirements of our Bylaws, not later than January 6, 2011. Stockholders are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2010

        The proxy statement, annual report to security holders and related materials are available at http://phx.corporate-ir.net/phoenix.zhtml?c=75598&p=proxy.

 ANNUAL REPORT

        Our Annual Report to Stockholders containing audited consolidated financial statements for the year ended December 31, 2009, is being mailed herewith to all stockholders of record. Additional copies are available without charge on request. Requests should be addressed to the Corporate Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford Connecticut, 06901-3238.

Stamford, Connecticut
March 24, 2010

0 14475 HEXCEL CORPORATION Two Stamford Plaza 281 Tresser Boulevard Stamford, Connecticut 06901 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS To be held on May 6, 2010 This Proxy is Solicited by the Board of Directors of Hexcel Corporation The undersigned stockholder of Hexcel Corporation (“Hexcel”) hereby appoints David E. Berges, Wayne C. Pensky and Ira J. Krakower and each of them, the lawful attorneys and proxies of the undersigned, each with powers of substitution, to vote all shares of Common Stock of Hexcel held of record by the undersigned on March 15, 2010 at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on May 6, 2010 at 10:30 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated March 24, 2010, receipt of which is hereby acknowledged. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF HEXCEL CORPORATION May 6, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=75598&p=proxy Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of directors (check one box only): O Joel S. Beckman O David E. Berges O Lynn Brubaker O Jeffrey C. Campbell O Sandra L. Derickson O W. Kim Foster O Jeffrey A. Graves O David C. Hill O David C. Hurley O David L. Pugh 2. PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm. 3. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on the proxy and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting. PROXIES WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED OR IN THE ABSENCE OF INSTRUCTIONS, WILL BE VOTED FOR EACH OF THE NOMINEES SET FORTH IN ITEM 1 AND FOR ITEM 2 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 21030000000000000000 0 050610